Exhibit 2.1

STOCK AND ASSET PURCHASE AGREEMENT

by

and

between

THE MCCLATCHY COMPANY

and

WILKES-BARRE PUBLISHING COMPANY, INC.

Dated June 26, 2006

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

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EXHIBITS

EXHIBIT A	Bill of Sale
EXHIBIT B	Assignment and Assumption Agreement
EXHIBIT C	Real Property Deed
EXHIBIT D	Transition Services Agreement
EXHIBIT E	LLC Bill of Sale and Assignment and Assumption Agreement

SCHEDULES

SCHEDULE A	Acquired Companies
SCHEDULE B	Publications
SCHEDULE C	Acquired Assets
SCHEDULE D	Excluded Assets
SCHEDULE E	Current Assets
SCHEDULE F	Current Liabilities
SCHEDULE G	Working Capital

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STOCK AND ASSET PURCHASE AGREEMENT

THIS STOCK AND ASSET PURCHASE AGREEMENT (“Agreement”) is made as of June 26, 2006, by and between Wilkes-Barre Publishing Company, Inc., a Delaware corporation (“Buyer”), and The McClatchy Company, a Delaware corporation (“Seller,” provided that following the Effective Time (as defined below), “Seller” shall mean the surviving corporation in the Merger (as defined below)) and solely for the purposes of Sections 6.3(b) and 11.13, HM Capital Partners, LLC, a Texas limited liability company (“HM Capital”).

RECITALS

WHEREAS, Seller intends to acquire all of the assets and liabilities of Knight-Ridder, Inc., a Florida corporation (“Knight Ridder”), through the merger of Knight Ridder with and into Seller (the “Merger”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 12, 2006, between Seller and Knight Ridder.

WHEREAS, Knight Ridder and/or its Subsidiaries (as defined below) own all (or at the Closing (as defined below) will own all) of the issued and outstanding limited liability company interests of each of the entities set forth on Schedule A hereto (the “Acquired Companies” and each an “Acquired Company”) and certain other assets listed on Schedule C hereto, which it and/or its Subsidiaries use to conduct the business of operating the newspapers and publications listed on Schedule B hereto, certain related websites listed on Schedule C hereto and other related activities (collectively, the “Business”) and are subject to certain liabilities relating to the Business and operations of the Acquired Companies.

WHEREAS, following the Effective Time, Seller desires to sell, or cause its Subsidiaries to sell, to Buyer, and Buyer desires to purchase from the Seller Entities (as defined below) all of the issued and outstanding limited liability company interests of the Acquired Companies owned by the Seller Entities (the “Shares”), which will be issued as set forth in Section 2.1 and the Acquired Assets (as defined below), and in connection therewith, Buyer has agreed to assume certain liabilities relating to the Business, all upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

ARTICLE 1

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Acquired Assets” – the assets set forth on Schedule C hereto.

“Acquired Subsidiary” — any Acquired Company that is a Subsidiary of another Acquired Company.

“Ancillary Agreements” — the Bill of Sale, Assignment and Assumption Agreement, the Financing Commitment Letter, Transition Services Agreement, Real Property Deed, the LLC Bill of Sale and Assignment and Assumption Agreement and the instruments described in clauses (iv), (v), (vi) and (viii) of Section 2.7(a) and clause (ii) of Section 2.7(b).

“assets” — all properties, assets, rights (contractual or otherwise) and claims, whether personal, tangible or intangible.

“Business Intellectual Property” — all Intellectual Property owned, used or held by the Seller Entities or the Acquired Companies for use in the Business as conducted as of the date hereof, including all Intellectual Property included in the Acquired Assets.

“Closing Date” — the date and time as of which the Closing actually takes place.

“Closing Purchase Price” — that amount equal to (i) the Purchase Price, as adjusted pursuant to Section 2.3(b)(ii), minus (ii) the Litigation Amount.

“COBRA” — the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Effective Time” — as defined in the Merger Agreement.

“Excluded Assets” — the assets set forth on Schedule D hereto, whether such assets are assets of the Acquired Companies or the Seller Entities.

“Governmental Entity” — any Federal, state or local government or any court, administrative agency, bureau, commission, department or other authority of any domestic or foreign government or any arbitrator in any case that has jurisdiction over an applicable party or any of its properties or assets.

“Intellectual Property” — all intellectual property rights and related priority rights, arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including: (i) all patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”); and (v) all confidential and proprietary information or non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions, trade secrets, compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

“Intellectual Property Licenses” — (i) any grant by any of the Seller Entities or the Acquired Companies to another person of any license, sublicense, right, permission, consent or non-assertion relating to or under any Business Intellectual Property; and (ii) any grant by another person to any of the Seller Entities or the Acquired Companies of any license, sublicense, right, permission, consent or non-assertion relating to or under any Business Intellectual Property owned by a third person.

“IRC” — the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“IRS” — the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Lawsuits” — (i) Mary Jo Hynes, et. al. V. Anthony Peronne and Charles Coslett, esquire and The Times Leader and Sanjay Bhatt and CeCe Todd and Dave Janoski (filed 12/5/97) and (ii) Richard Matz & Emma Matz V. John Yaccino, Knight Ridder, Times Leader & Kevin Hoffman (filed 7/18/00).

“Liability” — any direct or indirect debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.

“Litigation Amount” — that amount equal to (i) the GAAP reserves set forth on the last balance sheet of Knight Ridder with respect to the liabilities associated with the Lawsuits to the extent not covered by insurance policies of the Seller Entities or the Acquired Companies minus (ii) all amounts paid by Knight Ridder and Seller as of the Closing Date associated directly with the liabilities described in clause (i); provided, however, that if the calculation of the Litigation Amount results in a negative number it shall be deemed to be zero.

“Merger Closing Date” — the Closing Date (as defined in the Merger Agreement).

“Prime Rate” — the interest at the rate publicly announced from time to time by Bank of America as its prime rate per annum.

“Proceeding” — any action, inquiry, proceeding, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity.

“Representative” — with respect to a particular person, any director, officer, employee, agent, consultant, or other representative of such person, including legal counsel, accountants, financial advisors and lenders.

“SEC” — the Securities and Exchange Commission.

“Seller Entities” — Knight Ridder and its Subsidiaries (other than the Acquired Companies) or, following the Effective Time, Seller and its Subsidiaries (other than the Acquired Companies).

1.2 Other Definitions. The following terms are defined in the sections indicated:

Term	Section
Acquired Companies	Recitals
Acquired Company	Recitals
Acquired Employees	7.1(a)
Acquired Leases	3.13
affiliates	11.3(b)
Agreement	Preamble
Assignment and Assumption Agreement	2.7(a)(iii)
Assumed Contract	2.5
Assumed Liabilities	2.2(b)
Basket	10.7(a)
Benefit Plans	3.7(a)
Bill of Sale	2.7(a)(ii)
Business	Recitals
Business Balance Sheet	3.3
business day	11.3(e)
Business Employee	3.7(a)
Business Employees	3.7(a)
Business Financial Statements	3.3
Business Material Adverse Effect	3.1
Business Material Contracts	3.14(a)
Buyer	Preamble
Buyer Approvals	5.2(b)
Buyer Closing Certificates	2.7(b)(ii)
Buyer Disclosure Schedules	Article 5

Term	Section
Buyer Indemnified Parties	10.3
Cap	10.7(b)
Closing	2.6
Closing Working Capital	2.3(b)(iii)
Confidentiality Agreement	6.3(b)
Contract	2.5
control	11.3(b)
controlled by	11.3(b)
Controlled Group Liability	3.7(h)
End Date	9.1(c)
Environmental Law	3.6(c)
ERISA	3.7(a)
Exchange Act	4.2(b)
Excluded Liabilities	2.2(c)
Financing	5.7
Financing Commitment Letter	5.7
GAAP	3.3
Hazardous Substance	3.6(d)
HM Capital	Preamble
HSR Act	4.2(b)
Income Taxes	6.5(a)
Indemnified Party	10.4
Indemnifying Party	10.4
Independent Accountant	2.3(b)(v)
Knight Ridder	Recitals
knowledge	11.3(d)
Law	3.5(a)
Laws	3.5(a)
Lien	4.2(c)
LLC Bill of Sale and Assignment and Assumption Agreement	2.7(a)(xii)
Losses	10.2
Merger	Recitals
Merger Agreement	Recitals
New Welfare Plans	7.2(a)
Notice of Disagreement	2.3(b)(v)
Old Plans	7.2(a)
PBGC	3.7(g)(iii)
Permitted Lien	4.2(c)
person	11.3(c)
Pre-Closing Income Tax Return	6.5(b)
Pre-Closing Tax Period	6.5(a)

Term	Section
Pre-Closing Working Capital	2.3(b)(ii)
Purchase Price	2.3(a)
Real Property Deed	2.7(a)(x)
Regulatory Law	6.4(d)
Section 6.2 Contracts	6.2(b)(x)
Securities Act	4.2(b)
Seller	Preamble
Seller Approvals	4.2(b)
Seller Closing Certificates	2.7(a)(iv)
Seller Disclosure Schedules	Article 3
Seller Indemnified Parties	10.2
Seller Permits	3.5(b)
Seller Savings Plans	7.5
Shares	Recitals
Statement of Estimated Working Capital	2.3(b)(ii)
Statement of Working Capital	2.3(b)(iii)
Straddle Period	6.5(a)
Subsidiaries	11.3(a)
Survival Period	10.1
Target Working Capital	2.3(b)(ii)
Tax Contest	6.5(c)
Taxes	3.10(e)
Tax Return	3.10(e)
Termination Date	6.2(a)
Transfer Taxes	6.7
Transition Services Agreement	2.7(a)(xi)
under common control with	11.3(b)
Union Employee	7.1(a)
Union Employees	7.1(a)
WARN Act	3.11
Working Capital	2.3(b)(i)

ARTICLE 2

SALE AND TRANSFER OF SHARES AND ACQUIRED ASSETS; CLOSING

2.1 Purchase and Sale of Shares and Acquired Assets.

Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer (and/or will cause one or more other Seller Entities to sell and transfer) the Shares to Buyer free and clear of all Liens (other than restrictions imposed by applicable securities laws), and Buyer will purchase such Shares from Seller and/or one or more other Seller Entities, and Seller shall sell, convey, transfer, assign and deliver (and/or will cause one or more other Seller Entities to sell, convey, transfer, assign and deliver) to Buyer all of its (or their) right, title and interest in and to the Acquired Assets, free and clear of all Liens (other than Permitted Liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially and adversely affect the continued use of the Acquired Assets for the purposes for which the Acquired Assets are currently being used by one or more of the Seller Entities or the Acquired Companies in the Business as of the date hereof, excluding therefrom mortgages, deeds of trust, judgment liens, Tax liens for delinquent taxes and other monetary liens). Notwithstanding anything herein to the contrary, Seller, Knight Ridder or any of their Subsidiaries (including the Acquired Companies) shall be permitted, prior to the Closing, to cause any or all of the Acquired Companies to transfer to Seller, any Seller Entity or any other party (and thereby to not directly or indirectly sell or transfer to Buyer) any Excluded Assets.

2.2 Assumption of Liabilities.

(a) Assumption. Upon the terms and subject to the conditions set forth herein, at the Closing and effective as of the Closing Date, Buyer shall assume from the Seller Entities (and therefore agree to pay, perform and discharge), and the Seller Entities shall irrevocably convey, transfer and assign to Buyer, all of the Assumed Liabilities.

(b) Definition of Assumed Liabilities. For all purposes of and under this Agreement, the term “Assumed Liabilities” shall mean, refer to and include all Liabilities of any of the Seller Entities or any of the Acquired Companies, to the extent primarily arising out of or primarily relating to the operation of the Business, including the Liabilities set forth below to the extent that such Liabilities primarily arose out of or primarily relate to the operation of the Business or the Acquired Assets, but specifically excluding the Excluded Liabilities:

(i) Liabilities of Seller and its Subsidiaries under all Contracts included in the Acquired Assets;

(ii) Liabilities of Seller and its Subsidiaries under any Benefit Plans not set forth in Section 2.2(c)(i) of the Seller Disclosure Schedules;

(iii) Liabilities of Seller and its Subsidiaries reflected in the Business Financial Statements related to the Business and similar Liabilities incurred after the date of the Business Financial Statements in connection with the operation of the Business not in violation of this Agreement (including any Liabilities related to workers compensation for any Business Employees for all periods on or after the Closing Date);

(iv) Liabilities for Taxes that are the responsibility of Buyer pursuant to Section 6.5 or 6.7;

(v) Liabilities of Seller and its Subsidiaries arising out of or in connection with any Proceedings to the extent related primarily to the Business (including any Proceedings set forth on Section 3.11 of the Seller Disclosure Schedules and any Liabilities related to workers compensation for any Business Employees for all periods on or after the Closing Date);

(vi) Liabilities of Seller and its Subsidiaries for any obligation to make severance payments to any Business Employee as set forth in any employment agreement or other Contract between Seller and any such Business Employee or in any collective bargaining agreement;

(vii) Liabilities of Seller and its Subsidiaries for all accrued vacation and sick time of all Business Employees;

(viii) Liabilities of Seller and its Subsidiaries arising from discharges or releases of Hazardous Substances, violations of Environmental Laws or similar matters to the extent such Liabilities are related primarily to the operations of the Business;

(ix) Liabilities under all employment agreements, other Contracts between Seller or its Subsidiaries and any Business Employee, and collective bargaining agreements to the extent covering any Business Employees, including all employee benefit plans or other arrangements required under any such collective bargaining agreement or otherwise negotiated prior to Closing with the union that is a party thereto; and

(x) Liabilities of Seller under the second sentence of Section 5.9(a) of the Merger Agreement with respect to the Acquired Companies and the Liabilities of Seller under the last sentence of Section 5.9(a), the first sentence of Section 5.9(b), Section 5.9(d) and Section 5.9(f) (as applicable to Buyer and its subsidiaries after Closing with respect to the Acquired Companies and the Business), in each case, to the extent such Liability relates to actions, omissions, events or circumstances related primarily to the Business.

(c) Definition of Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Section 2.2 or elsewhere in this Agreement, Buyer shall not assume, and Seller agrees that Buyer shall not be liable or otherwise responsible for, the following Liabilities, whether such Liabilities are Liabilities of the Acquired Companies or the Seller Entities (the Liabilities referred to in clauses (i) through (xiv) of this Section 2.2(c), collectively, the “Excluded Liabilities”):

(i) Liabilities under any Benefit Plan which is assumed or retained by the Seller Entities, such assumed or retained Benefit Plans are set forth on Section 2.2(c)(i) of the Seller Disclosure Schedules; provided, however, that such Liabilities shall be limited to: (a) Liabilities under such Benefit Plans that are attributable to Seller employees, other than Business Employees; (b) Liabilities under such Benefit Plans that are attributable to Business Employees that have accrued or were incurred prior to the Closing Date; (c) Liabilities under such Benefits Plans that are attributable to Business Employees that Seller has expressly agreed to retain pursuant to Article 7 of the Agreement; and (d) Liabilities arising from or relating to the administration of such Benefit Plans;

(ii) Liabilities of the Seller Entities in respect of transaction costs payable by Seller pursuant to Section 6.7;

(iii) Liabilities for Taxes that are the responsibility of Seller pursuant to Section 6.5 or 6.7;

(iv) Liabilities of the Acquired Companies to any Seller Entity (other than the Acquired Companies) pursuant to an inter-company note or account payable;

(v) Liabilities of the Seller Entities with respect to indebtedness for borrowed money (including Liabilities as a guarantor with respect to indebtedness for borrowed money or Liabilities for capitalized leases, but excluding capitalized leases primarily for the benefit of the Business);

(vi) Liabilities of the Seller Entities to the stockholders of Seller or the former stockholders of Knight Ridder (or obligations to indemnify the current or former officers or directors of Knight Ridder in connection therewith) relating to the execution and performance of the Merger Agreement;

(vii) Liabilities of Seller owed to Buyer (or, pursuant to Article 10, any Buyer Indemnified Parties) pursuant to this Agreement or any Ancillary Agreement, including, as a result of any breach of this Agreement or any Ancillary Agreement by Seller;

(viii) Liabilities of Seller and its Subsidiaries for the claims incurred by Business Employees prior to the Closing Date under the Knight Ridder Group Medical Benefit Plan for Employees and Retirees (Blue and Green Options);

(ix) Liabilities incurred in violation of the covenants of Seller set forth in this Agreement;

(x) Liabilities with respect to the items set forth in Section 2.2(b)(x) to the extent covered by insurance covering any Seller Entity (including the insurance required to be maintained by Seller pursuant to Section 5.9(c) of the Merger Agreement);

(xi) Liabilities of the Seller Entities not arising out of or relating to the operation of the Business;

(xii) Liabilities related to workers compensation for the Business Employees for all periods prior to the Closing Date; and

(xiii) Liabilities under the Knight Ridder Pension Plan.

2.3 Consideration for the Shares and the Acquired Assets.

(a) Subject to the adjustments in Section 2.3(b), the aggregate consideration (the ”Purchase Price”) for the Shares and the Acquired Assets will be (i) $65,000,000 (Sixty Five Million Dollars) in cash and (ii) the assumption by Buyer of the Assumed Liabilities pursuant to Section 2.2.

(b) Working Capital Adjustment.

(i) For all purposes of and under this Agreement, the term “Working Capital” shall mean (x) the value of the current assets of the categories described on Schedule E hereto of the Acquired Companies and the Acquired Assets, minus (y) the value of the current liabilities of the categories described on Schedule F hereto of the Acquired Companies and included in the Assumed Liabilities.

(ii) Not less than five days prior to the anticipated Closing Date, Seller shall deliver to Buyer a statement (the “Statement of Estimated Working Capital”) setting forth a good faith calculation of Working Capital as of May 28, 2006 (“Pre-Closing Working Capital”). The Statement of Estimated Working Capital shall be prepared by Seller in the same manner as the Statement of Working Capital in Section 2.3(b)(iii). If $3,300,000 (the “Target Working Capital”) exceeds the Pre-Closing Working Capital, the Purchase Price paid at Closing by Buyer shall be reduced by an amount equal to the Target Working Capital minus the Pre-Closing Working Capital. If the Pre-Closing Working Capital exceeds the Target Working Capital, the Purchase Price paid at Closing by Buyer shall be increased by an amount equal to the Pre-Closing Working Capital minus the Target Working Capital. If the Target Working Capital equals the Pre-Closing Working Capital, there shall be no adjustment to the Purchase Price paid by Buyer at Closing.

(iii) As promptly as practicable, but in any event within sixty (60) days following the Closing, Seller shall cause to be prepared and delivered to Buyer a statement (the “Statement of Working Capital”) setting forth the Working Capital as of the Closing (the ”Closing Working Capital”). The Statement of Working Capital will be prepared in accordance with GAAP and consistent with the manner of preparation of the example computation of Working Capital for June 30, 2005, attached as Schedule G hereto, except that (A) no cash or cash equivalents shall be included as current assets, (B) no transfer costs and expenses or Transfer Taxes incurred in connection with the transactions contemplated hereby that are the responsibility of a party hereto pursuant to Section 6.7 will be included, (C) no Excluded Liabilities will be included, (D) no Excluded Assets will be included, (E) no deferred financing fees will be included, (F) no deferred Tax asset or deferred Tax liability will be included and (G) no Tax asset or Tax liability relating to Income Taxes will be included. Seller will, upon Buyer’s written request and subject to the execution by Buyer of a customary confidentiality agreement, make available to Buyer and its auditors a copy of all workpapers and other books and records utilized by Seller in the preparation of the Statement of Working Capital.

(iv) Subject to Section 2.3(b)(v), within twenty-five (25) days following delivery of the Statement of Working Capital pursuant to Section 2.3(b)(iii), (A) Seller shall pay to Buyer the amount, if any, that the Pre-Closing Working Capital exceeds the Closing Working

Capital reflected in the Statement of Working Capital, or (B) Buyer shall pay to Seller the amount, if any, that the Closing Working Capital reflected in the Statement of Working Capital exceeds the Pre-Closing Working Capital, in either case, plus interest calculated at the Prime Rate from the date of the Closing until the date of such payment. Any and all payments made pursuant to this Section 2.3(b)(iv) shall be made by wire transfer of immediately available funds to an account designated in writing by the party to receive such payment. Any payment made pursuant to this Section 2.3(b)(iv) shall be deemed to be an adjustment to the Purchase Price.

(v) If Buyer disagrees in good faith with the Statement of Working Capital, then Buyer shall notify Seller in writing (the “Notice of Disagreement”) of such disagreement within twenty (20) days following delivery of the Statement of Working Capital. If Seller has not received a Notice of Disagreement within such twenty (20) day period, Buyer shall be deemed to have accepted the Statement of Working Capital. Any Notice of Disagreement shall set forth in reasonable detail the adjustments Buyer proposes to make to the Statement of Working Capital and the basis therefor and shall be consistent with the provisions of Section 2.3(b)(iii). Thereafter, Seller and Buyer shall attempt in good faith to resolve and finally determine the amount of the Closing Working Capital. If Seller and Buyer are unable to resolve the disagreement within thirty (30) days following delivery of the Notice of Disagreement, then Seller and Buyer shall select a mutually acceptable, nationally recognized independent accounting firm that does not then have a relationship with Seller or Buyer (the “Independent Accountant”), to resolve the disagreement and make a determination with respect thereto. If Seller and Buyer are unable, within ten (10) days, to select a mutually acceptable Independent Accountant, then each of Seller and Buyer shall select a nationally recognized independent accounting firm that does not have a relationship with Seller or Buyer and these two firms will choose a nationally recognized independent accounting firm who will serve as the Independent Accountant. The determination of the Independent Accountant to resolve the disagreement between Seller and Buyer as to the Statement of Working Capital will be made, and written notice thereof given to Seller and Buyer, within thirty (30) days after the selection of the Independent Accountant. The determination by the Independent Accountant shall be final, binding and conclusive upon Seller and Buyer. The scope of the Independent Accountant’s engagement (which will not be an audit) shall be limited to the resolution of the disputed items described in the Notice of Disagreement, and the recalculation, if any, of the Statement of Working Capital in light of such resolution. If an Independent Accountant is engaged pursuant to this Section 2.3(b)(v), the fees and expenses of the Independent Accountant shall be borne equally by Seller and Buyer. Within ten (10) days after delivery of a notice of determination by the Independent Accountant as described above, any payment required by Section 2.3(b)(iv) shall be made, based on such determination.

(c) Allocation of Purchase Price. As soon as practicable after the Closing Date and at least sixty (60) days prior to the due date for filing of Internal Revenue Service Form 8594 by either party, Seller shall provide Buyer with a draft of Internal Revenue Service Form 8594 allocating the consideration payable under Section 2.3(a). Buyer shall review such Form 8594 and provide any proposed revisions to Seller within thirty (30) days of receipt of such form, and shall within such period, in the event of a disagreement, deliver a notice to Seller disputing the allocations reflected on such form and setting forth Buyer’s proposed allocation of such amounts. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other allocations contained in such Form 8594. Buyer and Seller agree to negotiate in good faith with respect to such proposed revisions and to attempt to resolve any differences between the parties. In the event the parties reach agreement as to the information to be reflected on such Form 8594, the Form 8594 shall be revised and timely filed by each party as required by Law. Each of Buyer and Seller shall report the allocation (and any adjustments thereto) for Tax purposes and file its Tax Returns (including Form 8594) in a manner consistent with any mutually-agreed allocations determined pursuant to this Section 2.3(c). In the event the parties do not reach agreement on the information to be reflected on the Form 8594 during the fifteen (15) days following delivery of the notice of disagreement, Buyer and Seller shall promptly cause the Independent Accountant to review the Agreement and the disputed allocations for the purpose of determining the allocations to be set forth on the Form 8594 (it being understood that in making such determination the Independent Accountant shall be functioning as an expert and not as an arbitrator). In making such determination, the Independent Accountant shall consider only those allocations on the draft Form 8594 to which Seller disagreed. The Independent Accountant shall deliver to Buyer and Seller, as promptly as practicable (but in any case no later than thirty (30) days from the engagement of the Independent Accountant), a report setting forth such determination. Such report shall be final and binding upon Buyer and Seller. The fees, costs and expenses of the Independent Accountant’s review and report shall be borne equally by Buyer and Seller.

2.4 Further Assurances.. At and after the Closing, and without further consideration therefor, (a) Seller shall (and shall cause the other Seller Entities to) execute and deliver to Buyer such further instruments and certificates of conveyance and transfer as Buyer may reasonably request in order to more effectively convey and transfer the Shares and Acquired Assets to Buyer and to put Buyer in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Acquired Assets and exercising rights with respect thereto, and (b) Buyer shall execute and deliver to the Seller Entities such further instruments and certificates of assumption, novation and release as Seller may reasonably request in order to effectively make Buyer responsible for all Assumed Liabilities and release Seller therefrom to the fullest extent permitted under applicable Law.

2.5 Nontransferable Business Contracts. To the extent that transfer or assignment hereunder by Seller to Buyer of any agreement, contract, binding understanding, instrument or legally binding commitment or understanding (a “Contract”) included in the Acquired Assets (an “Assumed Contract”) is not permitted or is not permitted without the consent of another person, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder. Seller shall use commercially reasonable efforts to obtain any and all such third party consents under all Assumed Contracts; provided, however, that Seller shall not be required to pay or incur any cost or expense to obtain any third party consent that Seller is not otherwise required to pay or incur in accordance with the terms of the applicable Assumed Contract. If any such third party consent is not obtained before the Closing, Seller shall (and shall cause the other Seller Entities to), for a period of one (1) year after the Closing and at Buyer’s expense, use commercially reasonable efforts to: (a) obtain such consent, (b) cooperate with Buyer in any reasonable arrangement designed to provide Buyer the benefits of the applicable Assumed Contract and to effect collection of money or other consideration that becomes due and payable under the applicable Assumed Contract, and Seller or the applicable Seller Entity shall promptly pay over to Buyer all money or other consideration received by it in respect of such Assumed Contract and (c) enforce any rights of the Seller Entities under or with respect to the applicable Assumed Contract against all other persons (including termination thereof in accordance with the terms thereof upon the election of Buyer). In addition, if any such third party consent is not obtained before the Closing, Buyer shall perform the obligations of the applicable Seller Entity or Acquired Company under such Assumed Contract to the extent that such obligation would have been an Assumed Liability but for the fact that such consent has not been so obtained.

2.6 Closing. The purchase and sale (the “Closing”) provided for in this Agreement is subject to the consummation of the transactions contemplated under the Merger Agreement, and, except to the extent that Buyer and Seller agree on another time and place, will take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation at 650 Page Mill Road, Palo Alto, CA 94304, at 10:00 a.m. (local time), as soon as practicable after the Effective Time, and in any event on a date that is no more than two business days following the satisfaction and fulfillment or, if permissible pursuant to the terms hereof, waiver of the conditions contained in Article 8 (other than conditions that by their nature are required to be satisfied or fulfilled at the Closing).

2.7 Closing Obligations. At the Closing:

(a) Seller will deliver to Buyer:

(i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock or transfer powers), for transfer to Buyer;

(ii) a duly executed Bill of Sale from Seller and Cypress Media LLC for the Acquired Assets substantially in the form attached hereto as Exhibit A (the “Bill of Sale”);

(iii) a duly executed Instrument of Assignment and Assumption from Seller and Cypress Media LLC substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”);

(iv) duly executed certificates pursuant to clauses (a), (b) and (c) of Section 8.2 (the “Seller Closing Certificates”);

(v) duly executed instruments of assignment from KR USA, Inc. to Buyer of all patents, patent applications, registered trademarks and trademark applications and registered copyrights and copyright applications included in the Acquired Assets as reasonably requested by Buyer;

(vi) duly executed instruments of assignment from Knight Ridder Digital, Inc. to Buyer of all rights of the Seller Entities to the domain names and website addresses included in the Acquired Assets as reasonably requested by Buyer;

(vii) a copy of the certificate of merger with respect to the Merger, duly certified by the Secretary of State of the State of Delaware;

(viii) a duly executed certificate of Seller that Seller and each other Seller Entity that is selling any of the Shares or the Acquired Assets is not a foreign person subject to withholding under Section 1445 of the IRC;

(ix) U.C.C. termination statements and releases of mortgages in recordable form with respect to any recorded Liens on any Acquired Assets;

(x) a duly executed real property deed, or deeds, as the case may be, substantially in the form(s) attached hereto as Exhibit C (the “Real Property Deed”);

(xi) a duly executed Transition Services Agreement substantially in the form attached hereto as Exhibit D (the “Transition Services Agreement”);

(xii) a duly executed Bill of Sale and Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit E (the “LLC Bill of Sale and Assignment and Assumption Agreement”); and

(xiii) all other instruments or documents as Buyer may reasonably request to effect the assignment of the Shares and the Acquired Assets as contemplated hereby.

(b) Buyer will deliver to Seller:

(i) the Closing Purchase Price by wire transfer in immediately available funds to the accounts specified by Seller;

(ii) duly executed certificates pursuant to clauses (a) and (b) of Section 8.3 (the “Buyer Closing Certificates”);

(iii) a duly executed copy of the Assignment and Assumption Agreement;

(iv) a duly executed copy of the Transition Services Agreement; and

(v) duly executed copies of all other instruments and certificates of assumption, novation and release as Seller may reasonably request in order to effectively make Buyer responsible for all Assumed Liabilities and release the Seller Entities therefrom to the fullest extent permitted under applicable Law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER CONCERNING THE BUSINESS

Except as disclosed in the disclosure schedules delivered by Seller to Buyer immediately prior to the execution of this Agreement (it being agreed that any information set forth in one section of such disclosure schedules shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent) (the “Seller Disclosure Schedules”), Seller represents and warrants to Buyer as follows:

3.1 Qualification; Organization; Subsidiaries, etc. Each of the Acquired Companies is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Business Material Adverse Effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Business Material Adverse Effect” means such facts, circumstances, events or changes that are, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise) or continuing operations of the Business taken as a whole but shall not include facts, circumstances, events or changes (a) generally affecting the newspaper industry in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism), except to the extent such facts, circumstances, events or changes disproportionately affect the Business or (b) resulting from (i) the announcement or the existence of, or compliance with, this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, including the effect of the announcement of, or the existence of the plan to make, the Proposed Divestitures (as defined in the Merger Agreement) (provided that the exception in this clause (b)(i) shall not apply to the representations and warranties contained in Section 4.2(c) to the extent that the execution of this Agreement or the consummation of the transactions contemplated hereby would result in any of the consequences set forth in clauses (i) or (ii) of such section) or (ii) changes in applicable Law, GAAP or accounting standards. No Acquired Company is in violation of any of the provisions of its respective articles or certificate of incorporation and by-laws, certificate of formation and limited liability company agreements or similar organizational documents, except as would not have a Business Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in the Acquired Companies have been validly issued and are fully paid and non-assessable, owned directly or indirectly by Knight Ridder (or following the Effective Time, Seller), free and clear of all Liens, other than restrictions imposed under securities laws, and are not subject to any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws.

3.2 Capital Structure.

(a) All outstanding shares of capital stock or other equity interest of each Acquired Company are duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. All of the outstanding shares of capital stock or other equity interests of each Acquired Company are owned of record by Cypress Media LLC.

(b) There are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which any Acquired Company is a party obligating any Acquired Company to (i) issue, transfer or sell any shares of capital stock or other equity interests of such Acquired Company or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar stock or other equity-based rights of any Acquired Company.

(c) No Acquired Company has any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders or other equity holders of such Acquired Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which any Acquired Company is a party with respect to the voting of the capital stock or other equity interest of such Acquired Company.

3.3 Business Financial Statements. Attached to Section 3.3 of the Seller Disclosure Schedules is a true, correct and complete copy of the unaudited statement of assets and liabilities of the Business as of December 25, 2005 (the “Business Balance Sheet”), and the related unaudited statements of revenues and expenses for the twelve (12) month period then ended (the “Business Financial Statements”). The Business Financial Statements are derived from the books and records of Knight Ridder and the audited consolidated financial statements of Knight Ridder (which were prepared in accordance with United States generally accepted accounting principles (“GAAP”)), and fairly present, in all material respects, the assets and the liabilities of the Business as of the dates thereof, and the results of operations of the Business for the periods then ended.

3.4 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Business Balance Sheet (or the notes thereto), (b) for liabilities permitted by or incurred pursuant to this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 25, 2005, (d) for liabilities and obligations for pension liabilities and insurance reserves, including in connection with workers compensation, and (e) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, none of the Seller Entities has any liabilities or obligations arising out of or relating to the operation of the Business, and none of the Acquired Companies has any liabilities or obligations, of any nature, in each case, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Business (or in the notes thereto), other than those which would not, individually or in the aggregate, be material to the Business.

3.5 Compliance with Law; Permits.

(a) Each Acquired Company, and, with respect to the Business, each Seller Entity is in compliance in all material respects with and is not in default in any material respect under or in violation in any material respect of any applicable federal, state, local or foreign constitution, law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (collectively, “Laws” and each, a “Law”).

(b) Each Acquired Company and, with respect to the Business, each Seller Entity, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for each Seller Entity and each Acquired Company to own, lease and operate its properties and assets or to carry on the Business as it is now being conducted (the “Seller Permits”), except where the failure to have any of the Seller Permits would not have, individually or in the aggregate, a Business Material Adverse Effect. Each Seller Entity and each Acquired Company has complied in all material respects with all terms and conditions of the Seller Permits, and all Seller Permits are in full force and effect, except where the failure to be in full force and effect would not be, individually or in the aggregate, material to the Business. None of the Seller Permits will be affected by the consummation of the transactions contemplated hereby except in a manner which does not result in a material interference with the ongoing operation of the Business.

3.6 Environmental Laws and Regulations.

(a) Except as would not, individually or in the aggregate, result in the Business incurring material costs, liabilities and expenses under Environmental Laws (as defined below), (i) the Seller Entities and the Acquired Companies have conducted the Business in compliance with and are in compliance with all applicable Environmental Laws and are in compliance with all Environmental Laws, (ii) no Hazardous Substance (as defined below) is present at, in, on, under or about any of the properties currently owned or leased by any of the Acquired Companies or, in connection with the operation of the Business, the Seller Entities in amounts exceeding the levels permitted by applicable Environmental Laws and for which any Seller Entity or any Acquired Company would reasonably be expected to be liable, (iii) to the knowledge of Knight Ridder or Seller, no Hazardous Substance is present in, on, under or about any of the properties previously owned or leased by any of the Acquired Companies or, with respect to the Business, the Seller Entities, in amounts exceeding the levels permitted by applicable Environmental Laws and for which any Seller Entity or any Acquired Company would reasonably be expected to be liable, (iv) since

December 25, 2005 none of Knight Ridder, Seller or any of their respective Subsidiaries (including the Acquired Companies) have received any notices, demand letters or requests for information from any person, including any federal, state, local or foreign Governmental Entity indicating that Knight Ridder and its Subsidiaries may be in violation of, or liable under, any Environmental Law as it pertains to the operation of the Business and, to the knowledge of Knight Ridder or Seller, neither the Acquired Companies or, with respect to the Business, the Seller Entities are the subject of any outstanding notices, demand letters or requests for information from any person, including any federal, state, local or foreign Governmental Entity indicating that Knight Ridder or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law as it pertains to the operation of the Business, (v) to the knowledge of Knight Ridder or Seller, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned, leased or operated or previously owned, leased or operated, (vi) neither any Acquired Company or its properties nor any of the properties of the Seller Entities that are used or, to the knowledge of Knight Ridder or Seller, have been used in connection with the operation of the Business are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law, and (vii) none of the Acquired Companies or, with respect to the Business, the Seller Entities, have caused the delivery for off-site disposal or off-site treatment of any Hazardous Materials. It is agreed and understood that no representation or warranty is made in respect of environmental matters in any section of this Agreement other than this Section 3.6 or Section 3.5 as it relates to Seller Permits.

(b) Except as would not have a Business Material Adverse Effect, none of the Acquired Companies or, with respect to the Business, any of the Seller Entities, has entered into any agreement that would require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Environmental Laws, other than environmental provisions of lease agreements, typical hazardous materials purchasing, handling, transportation and disposal contracts or arising out of financial assurance requirements under Environmental Laws.

(c) As used herein, “Environmental Law” means any Law relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (y) worker safety or (z) the exposure to (including employee exposure to), or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(d) As used herein, “Hazardous Substance” means any material, substance or waste listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, a pollutant or contaminant or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls or toxic mold.

3.7 Employee Benefit Plans.

(a) Section 3.7(a) of the Seller Disclosure Schedules lists all material Benefit Plans. “Benefit Plans” means all plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), providing for all payroll practices, including employment, consulting or other compensation agreement, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, sick leave, loan, salary continuation, educational assistance, health, medical, dental, disability, accident or life insurance benefits, vacation, severance, retirement, pension or savings benefits, plans, policies, agreements or arrangements that are sponsored, maintained or contributed to by Knight Ridder or any of its affiliates for the benefit of current or former employees, directors or consultants of any Acquired Company (with respect to their relationship to the Business) or other officers, employees, or consultants of Knight Ridder or any of its affiliates who provide services primarily with respect to the Business and all employee agreements providing compensation, vacation, severance or other benefits to any current or former officer, employee or consultant of the Acquired Companies or other officers, employees, or consultants of Knight Ridder or any of their its affiliates who provide services primarily with respect to the Business (each a “Business Employee” and collectively, the “Business Employees”).

(b) Other than as disclosed on Section 3.7(a) of the Seller Disclosure Schedules, neither any Seller Entity nor any Acquired Company has any commitment to establish any new Benefit Plan (except to the extent required by Law or to conform any such Benefit Plan to the requirements of any applicable Law, or as required by this Agreement) or to modify any Benefit Plan for the benefit of the Business Employees.

(c) Seller has made available to Buyer correct and complete copies of:

(i) each Benefit Plan;

(ii) the most recent annual actuarial valuations, if any, prepared for each Benefit Plan;

(iii) the most recent annual report (Form Series 5500) and all schedules and financial statements attached thereto), if any, required under ERISA or the IRC in connection with each Benefit Plan;

(iv) if the Benefit Plan is funded, the most recent annual and periodic accounting of Benefit Plan assets;

(v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Benefit Plan;

(vi) all communications material provided to any Business Employees relating to any Benefit Plan and any proposed Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any additional material liability to any Seller Entity or any Acquired Company that does not otherwise arise from existing rights under the terms of the Benefit Plans or existing award agreements thereunder; and

(vii) any IRS determination letters relating to each Benefit Plan.

(d) Each Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the IRC to the extent applicable thereto, except for such non-compliance which would not have, individually or in the aggregate, a Business Material Adverse Effect.

(e) Any Benefit Plan intended to be qualified under Section 401(a) of the IRC and each trust intended to qualify under Section 501(a) of the IRC:

(i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination;

(ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation; and

(iii) has had no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status.

(f) No Benefit Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither any Seller Entity nor any Acquired Company has made a binding commitment to provide to any Business Employee (either individually or to Business Employees as a group) with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable statute.

(g) With respect to each Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the IRC, except as would not have, individually or in the aggregate, a Business Material Adverse Effect, as of the date hereof:

(i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the IRC or Section 302 of ERISA,

(ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred,

(iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full,

(iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Seller or any Acquired Company, and

(v) the PBGC has not instituted proceedings to terminate any such Benefit Plan.

(h) To the knowledge of Knight Ridder or Seller, there does not exist any Controlled Group Liability (as defined below) that would be a liability of Seller or any of its Subsidiaries (or constitute an Assumed Liability) following the Closing. “Controlled Group Liability” means liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the IRC or (iii) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the IRC, other than such liabilities that arise solely out of, or relate solely to, the Benefit Plans.

(i) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event:

(i) entitle any Business Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law or pursuant to a collective bargaining agreement set forth in Section 3.11 of the Seller Disclosure Schedules, or

(ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Business Employee, except as expressly provided in this Agreement or pursuant to a collective bargaining agreement set forth in Section 3.11 of the Seller Disclosure Schedules.

3.8 Absence of Certain Changes or Events.

(a) Since December 25, 2005, through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, the Business has been conducted, in all material respects, in the ordinary course of business consistent with past practice and there has not been (i) any event, development or state of circumstances that has had, individually or in the aggregate, a Business Material Adverse Effect, (ii) any distribution or dividend made by any Acquired Company (other than by an Acquired Subsidiary to its parent Acquired Company),

(iii) any material repurchase of equity securities by any Acquired Company, (iv) any split, combination or reclassification of any of the Acquired Companies’ capital stock or other equity interests, (v) any material change in accounting methods, principles or practices of any Acquired Company or, with respect to the Business, any Seller Entity, (vi) any material acquisition by any Acquired Company or, with respect to the Business, any Seller Entity, of, or agreement by any Acquired Company or, with respect to the Business, any Seller Entity, to acquire, any business or corporation, partnership, association or other business organization or division thereof, (vii) any sale, lease, license or other disposition of any material properties or assets of any Acquired Company or any material properties or assets included in the Acquired Assets, except the sale, lease, license or disposition of property or assets in the ordinary course of business consistent with past practice, (viii) any damage, destruction or loss, whether or not covered by insurance, with respect to the properties or assets of any Acquired Company or the Acquired Assets having a replacement cost of more than $500,000 for all such losses, (ix) entry by an Acquired Company into any employment, deferred compensation, severance or similar agreement (or amendment to any such agreement) with any Business Employee, or any agreement with any Business Employee to increase the compensation payable by it to any such Business Employee or to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan made to, for or with such Business Employees other than, in each case, in the ordinary course of business consistent with past practice; (x) made or rescinded any election relating to Taxes in respect of the Acquired Companies or settled or compromised any claim relating to Taxes in respect of the Acquired Companies; (xi) any failure to pay and discharge current liabilities in respect of the Acquired Companies in a manner consistent with past practice except for liabilities not material in amount that are disputed in good faith; (xii) any mortgage, pledge or Lien placed on any of the properties or assets of an Acquired Company or the Acquired Assets, other than any Permitted Lien; or (xiii) made any loan to, or entered into any other transaction outside of the ordinary course of business with, any of the Acquired Companies’ officers or employees.

(b) Since the date of this Agreement, there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Business Material Adverse Effect.

3.9 Investigations; Litigation. As of the date hereof, there is no investigation or review pending (or, to the knowledge of Knight Ridder or Seller, threatened) by any Governmental Entity with respect to the Acquired Companies or the Business and there are no actions, suits, inquiries, claims, investigations or proceedings pending (or, to the knowledge of Knight Ridder or Seller, threatened) against or affecting any of the Acquired Companies or the Business, or any of the properties related to the Business at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity or arbitrator, in each case, which would be, individually or in the aggregate, material to the Business.

3.10 Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Business Material Adverse Effect, (i) each Seller Entity and each Acquired Company have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns with the appropriate Governmental Entity in all jurisdictions in which such Tax Returns are required to be filed by any of them and all such filed Tax Returns are true, correct and complete, (ii) each Seller Entity and each Acquired Company have fully and timely paid all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP, (iii) the U.S. consolidated federal income Tax Returns of the Seller Entities and the Acquired Companies have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 30, 2001, (iv) there are not pending or threatened, any audits, examinations, investigations or other proceedings in respect of U.S. federal or state Taxes, and (v) there are no Liens for Taxes on any of the Acquired Assets or any of the assets of the Acquired Companies other than Permitted Liens.

(b) Neither any Seller Entity nor any Acquired Company has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the IRC (or any similar provision of state, local or foreign Law).

(c) Each Seller Entity and each Acquired Company has complied with all applicable Laws relating to (i) the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid over under such Laws and (ii) the correct reporting of employee and independent contractor employment relationships.

(d) Neither any Seller Entity nor any Acquired Company has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), or any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).

(e) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, unclaimed property, payroll, employment, unemployment, social security, workers’ compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor entity, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

(f) Each Acquired Company (i) is and has always been a single member limited liability company, and (ii) is not, and has never been, treated as a corporation for federal income tax purposes or for comparable state and local tax purposes.

(g) None of the Acquired Assets is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue IRC of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the IRC, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the IRC, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the IRC, (vi) subject to a “section 467 rental agreement” as defined in Section 467 of the IRC or (vii) an interest (other than indebtedness within the meaning of Section 163 of the IRC) in an entity treated for U.S. federal income tax purposes as a corporation, partnership, trust, REMIC or a disregarded entity.

(h) There are no Tax sharing, Tax indemnification or similar agreements (or portions of any agreements), whether or not written, with respect to (or which relate to) the Acquired Assets or the Acquired Companies that would, in any manner, bind, obligate or restrict Buyer. No power of attorney with respect to any Tax matter is currently in force with respect to the Acquired Assets or the Acquired Companies that would, in any manner, bind, obligate or restrict Buyer or any of its Subsidiaries.

(i) No Seller Entity or Acquired Company has executed or entered into any agreement with, or obtained any consents or clearances from, any Governmental Entity, or has been subject to any ruling guidance specific to one or more Seller Entity or Acquired Company, that would be binding on Buyer or any of its Subsidiaries for any taxable period (or portion thereof) ending after the Closing Date.

3.11 Labor Matters. Except for such matters which would not have, individually or in the aggregate, a Business Material Adverse Effect, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any Business Employees and, (ii) to the knowledge of Seller or Knight Ridder, there is no union organizing effort pending or threatened against the Business or with respect to any Business Employees, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Knight Ridder or Seller, threatened against the Business, and (iv) there is no slowdown, or work stoppage in effect or, to the knowledge of Knight Ridder or Seller, threatened with respect to Business Employees and (b) the Acquired Companies and, with respect to the Business, the Seller Entities, are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices. There has been no “mass layoff” or “plant closing” as defined under the Worker Adjustment and Retraining Act of

1988 (the “WARN Act”) with respect to the Business as a result of any action taken by Seller or Knight Ridder (other than at the written direction of Buyer or as a result of any of the transactions contemplated by the Merger Agreement or hereby) within the past six (6) months. No Acquired Company has entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Business Employees.

3.12 Intellectual Property.

(a) One or more of the Seller Entities or an Acquired Company exclusively owns, or is validly licensed or otherwise possesses legally enforceable and continuing rights to use, all material Business Intellectual Property free and clear of all Liens or any other obligations to others (other than Permitted Liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially and adversely affect the continued use of the Business Intellectual Property for the purposes for which Business Intellectual Property is currently being used by one or more of the Seller Entities or the Acquired Companies in the Business as of the date hereof). As of the date hereof, there are no pending or, to the knowledge of Knight Ridder or Seller, threatened claims by any person alleging infringement, unauthorized use, misappropriation or violation by any of the Acquired Companies or, with respect to the Business, any of the Seller Entities or challenging the ownership, use, validity or enforceability of any Business Intellectual Property. To the knowledge of Knight Ridder or Seller, the conduct of the Business does not infringe, constitute an unauthorized use or misappropriation of, or violate any Intellectual Property of any person. As of the date hereof, none of the Seller Entities or Acquired Companies has made any claim of a violation, infringement, misuse or misappropriation by any person of its rights to or in connection with any Business Intellectual Property. To the knowledge of Knight Ridder or Seller, no person is infringing, violating or misappropriating any material Business Intellectual Property. To the knowledge of Knight Ridder or Seller, the material Business Intellectual Property, and all of the Seller Entities’ and Acquired Companies’ rights in and to the material Business Intellectual Property and the material Business Intellectual Property licensed to any of the Seller Entities or the Acquired Companies under the Intellectual Property Licenses, are valid and enforceable.

(b) The Acquired Companies and, with respect to the Business, the Seller Entities have taken reasonable security measures consistent with the standard and customary practices for the industry in which the Business operates to protect the confidentiality and value of all material Trade Secrets and any other material non-public, proprietary information of the Acquired Companies or, with respect to the Business, the Seller Entities (and any confidential information owned by a third person to whom any of the Acquired Companies or, with respect to the Business, Seller Entities has a confidentiality obligation). Consistent with the standard and customary practices for the industry in which the Business operates, consultants and independent contractors of the Acquired Companies and the Seller Entities involved in the creation or development of any products, services for the Business or Business Intellectual Property have entered into written non-disclosure and invention assignment agreements with the one of the Seller Entities or Acquired Companies except where the failure to do so would not have a material impact on the Business.

(c) Except as would not have a Business Material Adverse Effect, neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any license or other rights with respect to any Business Intellectual Property to any person pursuant to any Contract to which any of the Seller Entities or Acquired Companies is a party or by which any assets or properties of any of the Seller Entities or Acquired Companies is bound.

3.13 Property.

(a) Real Property. Section 3.13 of the Seller Disclosure Schedules sets forth a complete list of all real property currently owned or leased by one or more of the Seller Entities or the Acquired Companies and primarily used in the operation of the Business. A Seller Entity or an Acquired Company owns and has good, insurable and valid fee title to all of its owned real property and has valid leasehold interests in all of its leased properties used in the operation of the Business, free and clear of all Liens of any nature whatsoever (except for Permitted Liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not and will not adversely affect the continued use of the property in the same manner in which the property is currently being used by one or more of the Seller Entities or the Acquired Companies in the Business as of the date hereof, excluding therefrom mortgages, deeds of trust, judgment liens, Tax liens for delinquent taxes and other monetary liens, which are all Excluded Liabilities). Section 3.13 of the Seller Disclosure Schedules sets forth a complete list of each lease agreement related to the operation of the Business to which any Seller Entity or any Acquired Company is a party (the “Acquired Leases”). Each Acquired Lease is valid and enforceable, free and clear of all Liens (except for Permitted Liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially and adversely affect the continued use of the property for the purposes for which the property is currently being used by one or more of the Seller Entities or the Acquired Companies in the Business as of the date hereof, excluding therefrom mortgages, deeds of trust, judgment liens, Tax liens for delinquent taxes and other monetary liens, which are all Excluded Liabilities). No Acquired Company or, with respect to the Business, Seller Entity is in breach of or default in any material respect under the terms of any Acquired Lease and, to the knowledge of Knight Ridder or Seller, no other party to any Acquired Lease is in breach of or default in any material respect under the terms of any Acquired Lease. Each Acquired Lease is a valid and binding obligation of a Seller Entity or an Acquired Company and, to the knowledge of Knight Ridder or Seller, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Tangible Personal Property. A Seller Entity or an Acquired Company has good and marketable title or lease, license or other similar rights to all of the material items of tangible personal property used in the Business by such Seller Entity or Acquired Company (to the extent included in the Acquired Assets), except as sold or disposed of subsequent to the date hereof in the ordinary course of business and not in violation of this Agreement.

3.14 Material Contracts.

(a) Section 3.14 of the Seller Disclosure Schedules sets forth, by reference to the applicable subsection of this Section 3.14, all of the following Contracts to which any Acquired Company or, with respect to the Business, any Seller Entity is a party or by which any of them or the Acquired Assets are bound, excluding in all cases the Acquired Leases (collectively, the “Business Material Contracts”):

(i) Contracts with any current officer of any Acquired Company;

(ii) Contracts with any labor union or association representing any Business Employee;

(iii) Contracts for the sale of any of the assets of the Acquired Companies or the Acquired Assets other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of the assets of the Acquired Companies or the Acquired Assets;

(iv) Contracts for joint ventures, strategic alliances or partnerships;

(v) Contracts containing covenants of any of the Acquired Companies or, with respect to the Business, the Seller Entities not to compete in any line of business or with any person in any geographical area or not to solicit or hire any person with respect to employment;

(vi) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any of the Acquired Companies of any operating business or material assets or the capital stock of any other person;

(vii) Contracts relating to the incurrence, assumption or guarantee of any indebtedness or imposing a Lien on any of the assets of the Acquired Companies or the Acquired Assets, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii) purchase Contracts giving rise to liabilities of any of the Acquired Companies in excess of $250,000 individually;

(ix) all Contracts providing for payments by or to any of the Acquired Companies in excess of $250,000 in any fiscal year or $5 million in the aggregate during the term thereof;

(x) Contracts under which any of the Acquired Companies has made loans to any other person (other than advances to Business Employees for business expenses in the ordinary course of business);

(xi) Contracts providing for severance, retention, change in control or other similar payments; or

(xii) Contracts for the employment of any individual by the Acquired Companies on a full-time, part-time or consulting or other basis providing annual compensation in excess of $150,000.

(b) No Acquired Company or, with respect to the Business, any Seller Entity is in breach of or default in any material respect under the terms of any Business Material Contract. To the knowledge of Knight Ridder or Seller, no other party to any Business Material Contract is in breach of or default in any material respect under the terms of any Business Material Contract. Each Business Material Contract is a valid and binding obligation of a Seller Entity or an Acquired Company and, to the knowledge of Knight Ridder or Seller, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.15 Insurance. Set forth in Section 3.15 of the Seller Disclosure Schedules is a list of all insurance policies and all fidelity bonds held by or applicable to the Acquired Company and the Seller Entities, with respect to the Business, setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy held by or applicable to any of the Acquired Companies or the Seller Entities, with respect to the Business, has been cancelled within the last two years and, to the knowledge of Knight Ridder or Seller, no threat has been made to cancel any such insurance policy during such period. Except as noted in Section 3.15 of the Seller Disclosure Schedules, no such insurance is assignable or transferable to Buyer.

3.16 Suppliers.

(a) Section 3.16 of the Seller Disclosure Schedules sets forth a list of the five largest suppliers of the Acquired Companies, as measured by the dollar amount of purchases therefrom, during each of the fiscal years ended December 25, 2004 and 2005, showing the approximate total purchases by the Seller Entities and the Acquired Companies from each such supplier, during such period.

(b) Since December 25, 2005, no supplier listed in Section 3.16 of the Seller Disclosure Schedules has terminated its relationship with any of the applicable Acquired Companies or Seller Entities and, to the knowledge of Knight Ridder or Seller, no supplier listed in Section 3.16 of the Seller Disclosure Schedules has notified any of the applicable Acquired Companies or Seller Entities that it intends to terminate its relationship with such Acquired Companies or Seller Entities

3.17 Sufficiency of Assets. The assets and properties of the Acquired Companies and the Acquired Assets, taken together with the services to be provided pursuant to the Transition Services Agreement and assuming Buyer hires and retains all of the Business Employees, are sufficient for Buyer to conduct the Business after the Closing Date substantially as it has been conducted by the Seller Entities.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER CONCERNING ITSELF

Except as disclosed in the Seller Disclosure Schedules, Seller represents and warrants to Buyer as follows:

4.1 Organization. Seller and each Seller Entity is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

4.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Seller has all requisite corporate or similar power and authority to enter into this Agreement and the Ancillary Agreements to be executed and delivered by Seller and to consummate the transactions contemplated hereby and thereby. At the Closing, each applicable Seller Entity will have all requisite corporate or similar power and authority to enter into the Ancillary Agreements to be executed and delivered by such Seller Entity and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the consummation of the transactions contemplated hereby and thereby. At the Closing, the execution and delivery of the Ancillary Agreements to be executed and delivered by each applicable Seller Entity and the consummation of the transactions contemplated hereby and thereby will have been duly and validly authorized by the board of directors, and if necessary, the stockholders of each applicable Seller Entity, and no other corporate proceedings on the part of such Seller Entity will be necessary to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller, and the Ancillary Agreements to be executed and delivered by each applicable Seller Entity will, as of the Closing, have been, duly and validly executed and delivered by each such Seller Entity and, assuming this Agreement constitutes the valid and binding agreement of Buyer and each of the Ancillary Agreements constitutes the valid and binding agreement of the other parties thereto, this Agreement constitutes, and as of the Closing, the Ancillary Agreements to be executed and delivered by each applicable Seller Entity will constitute, the valid and binding agreement of Seller and such Seller Entity, enforceable against Seller and such Seller Entity in accordance with its terms.

(b) Other than in connection with or in compliance with (i) the Delaware General Corporation Law, (ii) the Securities Act of 1933 (the “Securities Act”), (iii) the Securities Exchange Act of 1934 (the “Exchange Act”) and (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and other federal and state competition Laws (collectively, the “Seller Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Seller Entities of the transactions contemplated by this Agreement and the Ancillary Agreements to which any Seller Entity is a party, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not be, individually or in the aggregate, material to the Business or would not materially impair or delay the consummation of the transactions contemplated hereby.

(c) The execution and delivery by Seller of this Agreement and the execution and delivery by each applicable Seller Entity of the Ancillary Agreements to be executed and delivered by such Seller Entity does not, and, except as described in Section 4.2(b), the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon (x) Seller and its Subsidiaries which Seller or its Subsidiaries were a party to prior to the Effective Time or (y) to the knowledge of Knight Ridder or Seller, any Acquired Company or, with respect to the Business, any Seller Entity or included in the Acquired Assets or, to the knowledge of Knight Ridder or Seller, result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a statutory carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, and not delinquent, (C) which is disclosed on the Business Balance Sheet or securing liabilities reflected on such Business Balance Sheet or (D) which was incurred in the ordinary course of business consistent with past practice and not in violation of this Agreement since the date of the Business Balance Sheet and is immaterial in amount, and, with respect to any owned real property listed in Section 3.13 of the Seller Disclosure Schedules, is not delinquent (each of the foregoing, a “Permitted Lien”), upon any of the properties or assets of any Acquired Company or included in the Acquired Assets, (ii) conflict with or result in any violation of any provision of the articles of incorporation or by-laws or other equivalent organizational document, in each case as amended, of any Seller Entity, (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Business Material Adverse Effect and would not materially impair or delay the consummation of the transactions contemplated hereby.

4.3 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of Knight Ridder or Seller, threatened) by any Governmental Entity with respect to Seller or any of Seller’s Subsidiaries, (b) there are no actions, suits, inquiries, claims, investigations or proceedings pending (or, to the knowledge of Knight Ridder or Seller, threatened) against or affecting Seller or any of Seller’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity or arbitrator and (c) neither Seller nor any of its Subsidiaries are the subject of any settlement agreements or stipulations, in each case of clause (a), (b) or (c), which would result in a Business Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

4.4 Finders or Brokers. Except for Dirks, Van Essen & Murray whose fees and commissions will be the sole responsibility of Seller, no Seller Entity has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

4.5 Title.

(a) At the Closing, 100% of the issued and outstanding Shares will be conveyed by the Seller Entities to Buyer, free and clear of all Liens (other than restrictions imposed by applicable securities laws).

(b) At the Closing, the Acquired Assets conveyed by the Seller Entities to Buyer pursuant to this Agreement will be free and clear of all Liens (other than Permitted Liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially and adversely affect the continued use of the Acquired Assets for the purposes for which the Acquired Assets are currently being used by one or more of the Seller Entities or the Acquired Companies in the Business as of the date hereof, excluding therefrom mortgages, deeds of trust, judgment liens, Tax liens for delinquent taxes and other monetary liens).

4.6 Merger Agreement. The Merger Agreement in the form filed by Seller with the SEC as an exhibit to its current report on Form 8-K filed on March 13, 2006, is true and correct and except for the schedules, exhibits and agreements referred to therein (none of which is inconsistent with the description of the Merger Agreement and Seller’s rights thereunder set forth in Section 6.1), is not subject to any qualification, amendment or modification or any additional agreement between Seller and Knight Ridder as of the date hereof or that, in the case of matters occurring after the date hereof, will not be promptly disclosed in writing to Buyer. As of the date hereof, Seller has not taken any of the actions described in Section 6.2(c) that, if taken on or after the date hereof, would require the consent of Buyer pursuant to Section 6.2(c).

4.7 No Additional Representations.

Other than the representations and warranties expressly set forth in Article 3 and this Article 4, Seller shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that except as disclosed in the Disclosure Schedules delivered to Seller by Buyer at the time of execution of this Agreement (the “Buyer Disclosure Schedules”):

5.1 Organization. Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

5.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to be executed and delivered by Buyer and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by Buyer will, as of the Closing, have been, duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding agreement of Seller, as of the Closing the Ancillary Agreements to be executed and delivered by the applicable Seller Entities will constitute the valid and binding agreement of such Seller Entities, this Agreement constitutes, and as of the Closing, the Ancillary Agreements to be executed and delivered by Buyer will constitute, the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

(b) Other than in connection with or in compliance with (i) the Delaware General Corporation Law, (ii) the Securities Act, (iii) the Exchange Act and (iv) the HSR Act and other federal and state competition Laws (collectively, the “Buyer Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not materially impair or delay the consummation of the transactions contemplated hereby.

(c) The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to be executed and delivered by Buyer does not, and, except as described in Section 5.2(b), the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Buyer or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Buyer or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, loss or Lien that would not materially impair or delay the consummation of the transactions contemplated hereby.

5.3 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of Buyer, threatened) by any Governmental Entity with respect to Buyer or any of Buyer’s Subsidiaries, and (b) there are no actions, suits, inquiries, claims, investigations or proceedings pending (or, to the knowledge of Buyer, threatened) against or affecting Buyer or any of Buyer’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity or arbitrator, in each case of clause (a) or (b), which would materially impair or delay the consummation of the transactions contemplated hereby.

5.4 Finders or Brokers. Neither Buyer nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

5.5 Investment Intent. Buyer is acquiring the Shares and the Acquired Assets not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer is an “accredited investor” as defined in Section 501(a) of the Securities Act.

5.6 Solvency. Assuming the accuracy of the representations and warranties contained in Article 3 and Article 4, immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby), (a) none of Buyer or any of its Subsidiaries, taken as a whole, will have incurred debts beyond its ability to pay such debts as they mature or become due and the then present fair salable value of the assets of Buyer and each of its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (b) the assets of Buyer and each of its Subsidiaries, taken as a whole, at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (c) none of Buyer or any of its

Subsidiaries, taken as a whole, will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud creditors of any Seller Entity or Acquired Company.

5.7 Financing. Buyer has delivered to Seller complete and correct copies of a fully executed commitment letter (the “Financing Commitment Letter”), from Goldman Sachs Specialty Lending Group, L.P., pursuant to which such financial institution has committed, upon the terms and subject to the conditions set forth therein, to arrange credit facilities in the amount of up to $45.0 million (the ”Financing”) in connection with the transactions contemplated by this Agreement. The Financing Commitment Letter is in the form delivered to Seller, is in full force and effect and is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto. All commitment fees required to be paid thereunder have been, or will be once due, paid in full. There is no existing default or breach on the part of Buyer or any event which, with or without notice, lapse of time or both would constitute a default or breach on the part of Buyer under the Financing Commitment Letter. The obligation of the financing sources to fund the commitments under the Financing Commitment Letter is not subject to any conditions other than as set forth in the Financing Commitment Letter. The amount of the Financing, together with all equity investments referred to in Section 11.13, will provide sufficient funds for Buyer to consummate the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS

6. 1 No Liability of Seller for Actions and Inaction of Knight Ridder. Without limitation of its rights under Article 8 and Article 9, Buyer acknowledges and agrees that Seller does not currently operate or control Knight Ridder or any Subsidiary thereof, any Acquired Company or the Business and has only the limited contractual rights with regard to the conduct of Knight Ridder as are set forth in the Merger Agreement. Buyer and its Representatives have had an opportunity, prior to the execution of this Agreement by Buyer, to review the terms of the Merger Agreement, and Buyer understands that the limited contractual rights granted by Knight Ridder under the Merger Agreement: (a) address the conduct of the business of Knight Ridder and its Subsidiaries as a whole and not the Business or the Acquired Companies separately, (b) are subject to materiality (or “material adverse effect”) thresholds related to the business of Knight Ridder and its Subsidiaries as a whole which are inherently higher thresholds of materiality than materiality (or “material adverse effect”) with respect to the Business or the Acquired Companies, (c) are solely contractual in nature and (d) may be subject to dispute or differing interpretations as to their meaning or import. For these and other reasons, Buyer understands and agrees, without limitation of its rights under Article 8 and Article 9, that, prior to the Effective Time, although Seller has agreed herein to exercise its contractual rights under the Merger Agreement so as to use commercially reasonable efforts to require that Knight Ridder or its Subsidiaries take or refrain from taking certain actions, Seller does not possess sufficient rights to cause Knight Ridder or its Subsidiaries (including the Acquired Companies) to act or refrain from acting as may be contemplated by this Agreement and, in fact, is ultimately unable to cause Knight Ridder or its Subsidiaries (including the Acquired Companies) to take or refrain from taking any action whatsoever. Accordingly, it is acknowledged and agreed that, notwithstanding anything herein to the contrary but without limitation of Buyer’s rights under Article 8 and Article 9, Seller shall have no liability, directly or indirectly, for any reason whatsoever, arising from or relating to any action or failure to act on the part of Knight Ridder or any of its direct or indirect Subsidiaries (including the Acquired Companies) which occurs, commences or is agreed to prior to the Effective Time. For the avoidance of doubt, nothing in this Section 6.1 shall relieve Seller of its obligations set forth in Section 6.2(c).

6.2 Conduct of Business by the Acquired Companies.

(a) From and after the date hereof and prior to the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 9.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 6.2 of the Seller Disclosure Schedules, Seller covenants and agrees with Buyer that (A) (1) prior to the Effective Time, Seller shall exercise its contractual rights under the Merger Agreement so as to use commercially reasonable efforts to require that the Business shall be conducted in, and the Acquired Companies and, with respect to the Business, the Seller Entities, shall not take any action except in, the ordinary course of business and (2) following the Effective Time, the Business shall be, conducted in the ordinary course of business, and (B) prior to the Effective Time, Seller shall exercise its contractual rights under the Merger Agreement so as to use commercially reasonable efforts to require that Knight Ridder and its Subsidiaries, and following the Effective Time, Seller and its Subsidiaries shall, use commercially reasonable efforts to preserve intact the present business organizations of the Acquired Companies and, with respect to the Business, the Seller Entities, and to preserve their relationships with significant customers, suppliers, licensors and licensees of the Business and others with which they have business dealings related to the Business.

(b) Seller agrees with Buyer, that (x) between the date hereof and the Effective Time, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) and except as may be contemplated or required by this Agreement, Seller will exercise its contractual rights under the Merger Agreement so as to use commercially reasonable efforts to require that the Acquired Companies (and, solely with respect to clauses (ii), (iii), (iv), (ix), (x), (xii), (xv), (xvi) and, solely with respect to the foregoing, (xvii), of this Section 6.2(b), the Seller Entities with respect to the Business) and (y) following the Effective Time until the Closing, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), and except as may be contemplated or required by this Agreement, Seller will require that the Acquired Companies (and, solely with respect to clauses (ii), (iii), (iv), (ix), (x), (xii), (xv), (xvi) and, solely with respect to the foregoing, (xvii), of this Section 6.2(b), the Seller Entities with respect to the Business):

(i) shall not, and shall not permit any of its Subsidiaries to (A) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of such Acquired Company or its Subsidiaries) except dividends and distributions paid or made in the ordinary course of business or (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of an Acquired Company which remains a wholly owned Subsidiary after consummation of such transaction;

(ii) except as required by (x) existing written agreements or Benefit Plans, or (y) as otherwise required by applicable Law, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or provided to any Acquired Company’s or Seller Entity’s (in respect of the Business) directors, executive officers, publishers, or any other individual who has entered into an agreement with an Acquired Company or, with respect to the Business, a Seller Entity, that provides change in control and/or severance protection by more than 5% from the level at which such compensation or benefits were payable immediately prior to the date of this Agreement, (B) increase the compensation or benefits payable to any Business Employee except as in accordance with the ordinary course of business and consistent with past practice, (C) enter into any employment, consulting, special retirement, change of control, separation, severance or retention agreement with any Business Employee (provided that Knight Ridder and its Subsidiaries may, prior to the Merger Closing Date, enter into individual agreements in accordance with the ordinary course of business and consistent with past practice that provide for payments not in excess of $250,000 per individual and, provided, further, that the total aggregate payments under all such agreements shall not exceed $2,500,000), (D) except as permitted pursuant to clause (B) above, establish, adopt, enter into or amend any Benefit Plan, collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any Business Employees, except, in each case, as would not result in a material increase in cost, or (E) hire, promote, demote or otherwise change the employment status (e.g., part-time, full-time, leave), title or other material term or material condition of employment of any individual who is (or would become after such hiring, promotion, demotion or change) a publisher or executive editor who is a Business Employee; provided, however, that notwithstanding the foregoing, Seller, Knight Ridder or any Acquired Company may pay “stay bonuses” in accordance with the provisions outlined in Section 6.2(b)(ii) of the Seller Disclosure Schedules;

(iii) shall not, and shall not permit any of its Subsidiaries to, (x) agree to labor or employment arbitration awards or settlements applicable to Business Employees resulting in total payments of more than $300,000 or (y) agree in a labor arbitration or settlement to a work condition applicable to the Business that would set a precedent adversely affecting the Business;

(iv) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans or advances to any Business Employee (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Benefit Plan;

(v) shall not, and shall not permit its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law and except for changes at or after the Effective Time effected to conform the policies, procedures and methods of Knight Ridder and its Subsidiaries with those of Seller and its Subsidiaries;

(vi) shall not, and shall not permit any of its Subsidiaries to, adopt any material amendments to its articles of incorporation or by-laws or similar applicable charter or organizational documents;

(vii) shall not, and shall not permit any of its Subsidiaries to,

(1) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in any Acquired Company or any securities convertible into or exchangeable for any such shares or ownership interest in any Acquired Company, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities,

(2) take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan of an Acquired Company, or

(3) issue any equity-based compensation awards, whether settled in stock, cash, or otherwise;

(viii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise) other than in the ordinary course of business;

(ix) shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of the Acquired Assets or an Acquired Company’s material properties or assets;

(x) shall not, and shall not permit any of its Subsidiaries to modify, amend, terminate or waive any rights in a manner adverse to the Business under (A) any Contract containing any covenant limiting the right of any Acquired Company or, with respect to the Business, any Seller Entity, to engage in any material line of business or compete with any person in any material line of business, (B) any Contract or group of related Contracts with a person or entities (or group of affiliated persons or entities) under which such modification, amendment, termination or waiver of any right would have a Business Material Adverse Effect, (C) any mortgages, indentures, financial guarantees, loans or credit agreements or security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business, or (D) any settlement agreement which contains continuing material obligations of the Acquired Companies or the Business (all contracts of the type described in this Section 6.2(b)(x) being referred to herein as “Section 6.2 Contracts”);

(xi) shall not, and shall not permit any of its Subsidiaries to, enter into any Section 6.2 Contracts or Business Material Contracts, other than, in each case, in the ordinary course of business and in compliance with the other restrictions set forth in this Section 6.2;

(xii) if doing so would have an adverse effect on Buyer, shall not, and shall not permit any of its Subsidiaries to make, change or revoke any Tax election, file any amended Tax Return, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes or surrender any claim for a refund of Taxes;

(xiii) shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business material to it and its Subsidiaries, taken as a whole;

(xiv) shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any person or entity or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business, except in the ordinary course of business;

(xv) shall not, and shall not permit any of its Subsidiaries to, settle any material claim, action or proceeding (other than any such claim, action or proceeding which is the subject of Section 6.2(b)(iii)), except to the extent such settlement provides solely for the payment of money damages which are (A) subject to reserves existing as of the date hereof in accordance with GAAP, (B) covered by existing insurance policies or (C) otherwise less than $250,000;

(xvi) shall not, and shall not permit any of its Subsidiaries to, engage in bargaining with any union representing any Business Employee, except bargaining that is done after notice to and consultation with Buyer; and

(xvii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Seller covenants and agrees with Buyer that, between the date hereof and the Effective Time, to the extent it would not violate applicable Law and the terms of the Merger Agreement, except as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller will not in a manner that is adverse to the Business, waive, amend or agree to amend, any provisions of the Merger Agreement to the extent relating to the Acquired Companies, the Acquired Assets, the Assumed Liabilities or the Business, or consent to any matter relating to the conduct of the Business that requires the written consent of Seller under Section 5.1(a) or 5.1(b) of the Merger Agreement.

6.3 Access to Information; Confidentiality.

(a) Prior to the Effective Time, Seller shall exercise its contractual rights under the Merger Agreement so as to use commercially reasonable efforts to require that Knight Ridder will afford to Buyer and its Representatives, and following the Effective Time, Seller shall afford to Buyer and its Representatives, reasonable access during normal business hours, throughout the period prior to the earlier of (i) the Closing and (ii) the Termination Date, to the properties, employees, contracts, commitments, books and records of the Acquired Companies and, to the extent related to the Business, the Seller Entities, and any report, schedule or other document filed or received by an Acquired Company or, solely to the extent related to the Business, any Seller Entity, pursuant to the requirements of applicable Laws. Notwithstanding the foregoing, Seller shall not be required to afford such access if it would unreasonably disrupt the operations of Seller or the Business, would cause a violation of any agreement to which Seller or an Acquired Company or Buyer or any of its Subsidiaries is a party (provided, Seller shall use its reasonable efforts to obtain a waiver under such agreement to afford such access if reasonably requested by Buyer), would cause a significant risk, in the reasonable judgment of Seller, of a loss of privilege to the disclosing party, or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Buyer or any of its Representatives be permitted to perform any invasive onsite environmental procedure with respect to any property of any Seller Entity or any Acquired Company.

(b) The parties acknowledge that Seller, Knight Ridder and the Fort Worth Business Press have previously executed a Confidentiality Agreement dated as of April 4, 2006 that HM Capital and Buyer have agreed to be bound by to the same extent as if they were parties thereto (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Buyer, HM Capital and Seller will hold, and will cause its respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement (provided that Buyer and HM Capital’s obligations thereunder shall terminate at Closing with regard to confidential information of the Acquired Companies and the Business).

6.4 Mutual Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts (subject to, and in accordance with, applicable Law) to (and Seller shall exercise its contractual rights under the Merger Agreement so as to use commercially reasonable efforts to require that Knight Ridder and its Subsidiaries) take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement (except that nothing herein shall require Seller to consummate the Merger), including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including Seller Approvals and the Buyer Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, Seller and Buyer shall (and Seller shall exercise its contractual rights under the Merger Agreement so as to use commercially reasonable efforts to require that Knight Ridder and its Subsidiaries will), (i) promptly (and, unless a later date is agreed to by the parties hereto, in any event within fourteen (14) days of the date of this Agreement) make any required submissions under the HSR Act in connection with this Agreement, (ii) use commercially reasonable efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals and (z) furnishing the other party and to the other party’s counsel all such information as may be reasonably required in order to effectuate the foregoing actions, and (iii) subject to applicable legal limitations, the preservation of the attorney-client privilege and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications between Seller or Buyer, as the case may be, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity with respect to such transactions. Seller and Buyer shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of Seller and Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with Buyer’s proposed purchase of the Acquired Companies and Acquired Assets unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.4, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as defined below), each of Seller and Buyer shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement (provided that nothing herein shall require Seller to consummate the Merger). Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1(b) so long as such party has, prior to such termination, complied with its obligations under this Section 6.4.

(d) For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) preserve or promote diversity of media ownership or (iii) protect the national security or the national economy of any nation.

(e) Buyer will use all reasonable efforts to fully satisfy, on a timely basis, all terms, conditions, representations and warranties set forth in the Financing Commitment Letter. Buyer will use all reasonable efforts to (i) enter into definitive agreements with respect to the financing contemplated by the Financing Commitment Letter on terms and conditions no less favorable to Seller in the aggregate than the Financing Commitment Letter as soon as commercially reasonable but in any event at or prior to the Closing and (ii) fully satisfy, on a timely basis, all the terms, conditions, representations and warranties set forth in such definitive agreements. Buyer will furnish correct and complete copies of such definitive agreements to Seller promptly upon their execution. Buyer shall keep Seller informed in reasonable detail with respect to all material activity concerning the status of the financing contemplated by the Financing Commitment Letter. Buyer shall not amend, alter or waive, or agree to amend, alter or waive, the Financing Commitment Letter in a manner that would reasonably be expected to materially impair or delay the consummation of the transactions contemplated hereby without the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned).

6.5 Tax Matters.

(a) Responsibility for Certain Taxes. Seller shall indemnify and hold Buyer Indemnified Parties harmless against (i) any income, franchise or similar Taxes (“Income Taxes”) imposed on or with respect to any Acquired Company, the Business or the Acquired Assets with respect to any taxable period (or portion thereof) ending on or before the Closing Date (each, a “Pre-Closing Tax Period”), (ii) any Tax obligation of the Acquired Companies arising by reason of Treasury Regulation Section 1.1502-6 (or comparable provision of state, local or foreign Law) or as transferee or successor, and (iii) any Losses arising therefrom. In the case of any taxable period that includes (but does not end on) the Closing Date (each, a “Straddle Period”), the Income Taxes imposed upon any Acquired Company or with respect to the Business or the Acquired Assets allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the

Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period. Buyer shall indemnify and hold Seller harmless against any and all liabilities, obligations or commitments, whether or not accrued, assessed or currently due and payable for any Taxes (other than Taxes paid prior to the Closing that are (i) not attributable to the portion of any Straddle Period beginning after the Closing Date or (ii) attributable to such period and reflected on the Statement of Working Capital) imposed on any Acquired Company or with respect to the Business or the Acquired Assets that are not the responsibility of Seller pursuant to this Section 6.5(a).

(b) Tax Returns. Buyer shall be responsible for the preparation and filing of any Tax Return with respect to any Acquired Company or the Business or the Acquired Assets that is required to be filed after the Closing Date, other than any Tax Return for Income Taxes of (i) any Seller Entity with respect to any taxable period (or portion thereof) or (ii) any Acquired Company with respect to a Pre-Closing Tax Period (a “Pre-Closing Income Tax Return”). To the extent that Buyer is required to remit any Taxes that are the responsibility of Seller pursuant to Section 6.5(a), Seller shall pay to Buyer any such Taxes at least ten (10) days prior to the due date for payment of such Taxes. Seller shall be responsible for the preparation and filing of any Tax Return with respect to any Acquired Company or the Business or the Acquired Assets that is required to be filed on or before the Closing Date and any Pre-Closing Income Tax Return, including in each case any amended Tax Return, and each such Tax Return shall be true and correct and completed in accordance with applicable Law and consistent with past practice. To the extent that Seller is required to remit any Taxes that are the responsibility of Buyer pursuant to Section 6.5(a), Buyer shall pay to Seller any such Taxes at least ten (10) days prior to the due date for payment of such Taxes.

(c) Tax Contests. Seller shall control and bear the cost of the conduct of any audit, claim, dispute or controversy (“Tax Contest”) relating to any Tax for which Seller is responsible pursuant to Section 6.5(a), provided that Buyer shall be entitled to participate in any proceeding involving a Straddle Period; and provided that no Tax Contest shall be settled or compromised without the Buyer’s consent (such consent not to be unreasonably withheld), if Buyer could be adversely affected by such settlement or compromise. Buyer shall control all other Tax Contests relating to any Acquired Company or the Business or the Acquired Assets.

(d) Refunds and Credits. Any refund or credit with respect to Taxes described in Section 6.5(a) that are the responsibility of Seller, to the extent such Taxes have been paid or reflected as a liability on the Statement of Working Capital, shall be for the account of Seller, except to the extent such refund or credit is reflected as an asset on the Statement of Working Capital, and if Buyer or any Acquired Company receives or becomes entitled to any refund or credit that relates to such Taxes, Buyer shall pay Seller the amount of any such refund (net of any taxes incurred by Buyer with respect thereto) or the value of such credit (in each case, net of any taxes incurred by Buyer with respect thereto). All other refunds and credits shall be for the account of Buyer, and if any Seller Entity receives any such refund or credit, Seller or such Seller Entity shall pay to Buyer the amount of any such refund or the value of such credit.

(e) Cooperation. The parties to this Agreement shall provide assistance to each other as reasonably requested in preparing and filing Tax Returns and responding to Tax Contests, provide reasonably detailed notice of any Tax Contest sufficient to apprise the other party of the nature of the claim, make available to each other as reasonably requested all relevant information, records, and documents, including workpapers, relating to Taxes of any Acquired Company or the Business or the Acquired Assets and retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Return or for any Tax Contest.

(f) Survival; Conflicts. Notwithstanding anything to the contrary contained herein, the indemnity obligations pursuant to this Section 6.5 and Section 6.7 shall survive until the close of business on the thirtieth (30th) day following the expiration of the applicable statute of limitations with respect to the Tax Liabilities in question (giving effect to any waiver, mitigation or extension thereof). In the event of a conflict between the provisions of this Section 6.5 or Section 6.7, as applicable, and any other section of this Agreement, Section 6.5 or Section 6.7, as applicable, shall govern and control.

6.6 Public Announcements. Buyer and Seller will consult with and provide each other the opportunity to review and comment upon any press release or, to the extent practicable, other public statement made by Buyer or Seller or their respective Subsidiaries prior to the issuance of such press release or, to the extent practicable, other public statement relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or, to the extent practicable, other public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or market.

6.7 Transaction Costs. Buyer shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses and other fees described in Section 5.4) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. Seller shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses and other fees described in Section 4.4) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, Buyer and Seller shall each bear one-half of any transfer Taxes (including stock transfer, sales, use and deed Taxes) and the fees and costs of recording or filing all applicable conveyancing instruments associated with the transactions contemplated by this Agreement (“Transfer Taxes”). Seller and Buyer shall cooperate in the preparation, execution and filing of all Tax Returns regarding any Transfer Taxes that become payable as a result of the transactions contemplated by this Agreement.

6.8 Retention of and Access to Records. From and after the Closing, Buyer shall preserve, in accordance with the normal document retention policy of the Business, all books and records transferred by Seller to Buyer pursuant to this Agreement. In addition to the foregoing, from and after the Closing, each party shall afford to the other party hereto, and its counsel, accountants and other authorized agents and Representatives, and their respective counsel, accountants and other authorized agents and Representatives, during normal business hours and upon the execution and delivery of a confidentiality and non-disclosure agreement in customary form and substance (which shall include appropriate exceptions for disclosure relating to Tax matters), reasonable access to the employees, books, records and other data relating to the Acquired Companies, the Business, the Acquired Assets, the Assumed Liabilities and the Business Employees in its possession, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any such party or person, or its affiliates, (b) for the preparation of Tax Returns and audits, and (c) for any other reasonable business purpose.

6.9 Notifications. Prior to the Closing, Seller will promptly deliver notice to Buyer in writing of any termination of the Merger Agreement or any specific event or circumstance of which it has knowledge, or of which it receives notice, that (a) Seller believes has had a Business Material Adverse Effect or (b) would result in the conditions set forth in Section 8.2(a) or Section 8.2(b) not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to Buyer. Prior to the Closing, Buyer will promptly deliver notice to Seller in writing of any amendment or termination of the Financing Commitment Letter or any specific event or circumstance of which it has knowledge, or of which it receives notice, that (i) Buyer believes would materially impair or delay the consummation of the transactions contemplated hereby or (ii) would result in the conditions set forth in Section 8.3(a) or Section 8.3(b) not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to Seller.

6.10 Payments. From and after the Closing, if Seller or any of its Subsidiaries receive a payment of accounts receivable belonging to the Business, they will promptly turn such payment over to Buyer and if Buyer or any of its Subsidiaries receive a payment of accounts receivable belonging to the business of the Seller Entities, they will promptly turn such payment over to Seller.

6.11 Cooperation in Post-Closing Litigation. For a period of six (6) years following the Closing, each of Seller and Buyer will cooperate with the other in the investigation, defense or prosecution of any action, suit, inquiry, claim, investigation or proceeding which is pending, instituted or threatened either (a) against Buyer and which relates to or arises out of the Assumed Liabilities or (b) against Seller and which relates to or arises out of the Excluded Liabilities. The party seeking such cooperation will reimburse the party providing such cooperation for all reasonable expenses (including salaries of employees who are required to be absent from their employment or devote substantial amounts of time in satisfaction of the obligations set forth in this Section 6.11) incurred by the party providing such cooperation in connection with such cooperation.

6.12 Consummation of Merger. The parties hereto expressly acknowledge that the consummation of the transactions hereunder is subject to consummation of the Merger. Nothing herein shall be construed to require Seller to consummate the Merger or take steps in furtherance thereof.

6.13 Intercompany Liabilities. Prior to Closing, Seller shall pay off, cancel or extinguish any liabilities of the Acquired Companies for any amounts or obligations owed to any Seller Entity (other than the Acquired Companies) pursuant to any inter-company note or account payable. Seller, on behalf of itself and the Seller Entities and Buyer, on behalf of the Acquired Companies, agree that immediately following the Closing, any Contracts between a Seller Entity and an Acquired Company (other than this Agreement and any other Ancillary Agreements) shall be terminated.

6.14 Intellectual Property.

Seller shall use its commercially reasonable efforts to, at or prior to Closing, deliver to Buyer an accurate and complete list of all issued Patents and pending Patent applications, registered Marks, pending applications for registration of Marks and Internet domain names included in the Business Intellectual Property and owned or filed by any of the Acquired Companies or Seller Entities. Such list shall indicate (i) the record owner of each such item of Intellectual Property and (ii) the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed.

6.15 Phase Is. Prior to Closing, Seller shall deliver to Buyer complete and final copies of the URS Phase I Environmental Site Assessments prepared for Seller and shall use its commercially reasonable efforts to provide a reliance letter in a form reasonably acceptable to the Buyer that allows Buyer and any requesting lenders in connection with the Financing to rely on such Phase I Environmental Site Assessments to the same extent that Seller can rely on them.

6.16 Insurance. Following the Closing, to the extent permitted under applicable law and the insurance policies of the Seller Entities covering liabilities of the Business, Seller shall make claims on behalf of Buyer under the insurance policies of the Seller Entities covering liabilities of the Business, in each case, solely for matters occurring prior to the Closing; provided, however, that Buyer will promptly reimburse Seller for any out-of-pocket costs incurred in connection with this Section 6.16 and Seller shall not be required hereby to maintain any insurance coverage following the Closing.

ARTICLE 7

EMPLOYMENT MATTERS

7.1 Acquired Employees.

(a) Within ten (10) days prior to the Closing, (i) Seller shall provide Buyer with a list of Business Employees as of such date and (ii) Seller shall use commercially reasonable efforts to provide Buyer with a list of employees who provide services with respect to the Business who are not Business Employees as of such date. Buyer shall, or shall cause one or more of the Acquired Companies to, offer employment to, or employ all of the Business Employees who are actively at work on the Closing Date and are employed by Seller or any Seller Entity or one of its affiliates (after giving effect to the Merger) other than the Acquired Companies. Such employment will be effective as of immediately following the Closing Date. Buyer shall cause the Acquired Companies initially to continue to employ all of the Business Employees who are employed on the Closing Date. With respect to Business Employees other than Business Employees who are covered by a collective bargaining agreement (each a “Union Employee” and collectively, the “Union Employees”), such offers of employment or continued employment, as the case may be, shall be on terms and conditions substantially equivalent in the aggregate to those of similarly situated employees of Buyer in the same or similar geographic area and business as the Business. Prior to the Closing, neither Seller, the Seller Entities, nor their respective directors or officers shall either directly or indirectly, induce or encourage any of the Business Employees to decline Buyer’s offer of employment or become employed by any of the Seller Entities. Such Business Employees who accept such offer of employment and become employees of Buyer or an Acquired Company or who continue such employment with the Acquired Companies shall be referred to herein as “Acquired Employees.”

(b) Except as otherwise provided in the Transition Services Agreement or elsewhere in this Article 7, (i) the Acquired Employees shall cease active participation in the Benefit Plans effective as of the Closing Date and shall commence participation in benefit plans maintained by Buyer (or its affiliates) in accordance with the terms of Buyer’s (or its affiliates’) plans; and (ii) Seller shall assume sole sponsorship of, and the Acquired Companies shall withdraw from participation in, the Benefit Plans effective as of the Closing Date.

7.2 Welfare Plans.

(a) For all purposes (including purposes of vesting, eligibility to participate and level of benefits for vacation or severance benefits) under the employee welfare benefit plans of Buyer and its affiliates providing benefits to any Acquired Employees after the Closing (the “New Welfare Plans”), each Acquired Employee shall subject to applicable Law, and applicable tax qualification requirements, be credited with his or her years of service with Knight Ridder or its affiliates, including the Acquired Companies and their Subsidiaries, before the Closing, to the same extent as such Acquired Employee was entitled, before the Closing, to credit for such service under any similar employee benefit plan in which such Acquired Employee participated or was eligible to participate immediately prior to the Closing, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Acquired Employee shall be immediately eligible to participate, without any waiting time, in any and all New Welfare Plans if such Acquired Employee participated immediately before the consummation of the transactions contemplated by this Agreement in a comparable type of welfare benefit plan of a Seller Entity (such plans, collectively, the “Old Plans”) consistent with the terms of the Old Plans, and (ii) for purposes of each New Welfare Plan providing medical, dental, pharmaceutical and/or vision benefits to any Acquired Employee, Buyer, or, as applicable, an Acquired Company, shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Welfare Plan to be waived for such Acquired Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of Knight Ridder or its affiliates, including the Acquired Companies and their Subsidiaries, in which such Acquired Employee participated immediately prior to the Closing and Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Welfare Plan begins to be taken into account under such New Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Welfare Plan.

(b) To the extent that an Acquired Employee has not used all amounts deferred to a health flexible spending account plan or the dependent care assistance plan as of the Closing Date, Seller shall transfer to Buyer, or shall leave in place at the applicable Acquired Company, in cash any positive balance in such Acquired Employee’s health flexible spending and dependent care assistance accounts as of the Closing Date to the extent not otherwise included in the Acquired Assets, and Buyer shall assume all obligations with respect to that Acquired Employee’s health flexible spending account plan and dependent care assistance plan account balances.

(c) Seller shall retain the liabilities of Seller and its Subsidiaries for the claims incurred by Business Employees prior to the Closing Date but not paid until after the Closing Date under the Knight Ridder Group Medical Benefit Plan for Employees and Retirees (Blue and Green Options).

7.3 Severance and Stay Bonus Liabilities. Effective as of the Closing Date, Buyer shall assume (and does hereby assume), shall be responsible for, covenants to pay or otherwise discharge, and shall indemnify and hold harmless, Seller against any liability, claim or obligation (including reasonable attorney’s fees) relating to or arising out of the Benefit Plans covering Business Employees which provide for severance, change in control payments, or stay bonuses and are set forth in Section 7.3 of the Seller Disclosure Schedules. Notwithstanding the preceding sentence, to the extent applicable, Seller shall reimburse Buyer for any liability, claim or obligation (including reasonable attorney’s fees) relating to or arising out of change of control agreements covering Business Employees, if any, as set forth in Section 7.3 of the Seller Disclosure Schedules. In addition, Seller shall reimburse Buyer for 50% of any stay bonuses actually paid to Business

Employees in accordance with the terms of such program as in effect immediately prior to the Closing Date and as set forth in Section 7.3 of the Seller Disclosure Schedules. Buyer agrees that it shall have no right or ability to amend any term or condition of any such change of control agreement or stay bonus for a Business Employee in any way that would increase the potential liability of Seller. Buyer shall notify Seller within 5 business days of any claim Buyer receives for payments or benefits under any such change of control agreement or stay bonus.

7.4 Pension Plans. Seller shall retain all assets and liabilities under, and shall assume sole sponsorship of, the Knight Ridder Pension Plan.

7.5 Savings Plans. Buyer shall take all steps necessary to permit each such Acquired Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the IRC) from all Benefit Plans that are defined contribution savings plans (“Seller Savings Plans” to roll over such eligible rollover distribution, including any associated loans, as part of any lump sum cash distribution into an account(s) under a 401(k) savings plan maintained by Buyer or an Acquired Company. Buyer shall credit the service of each Acquired Employee with Knight Ridder or its affiliates, including the Acquired Companies and their Subsidiaries, for purposes of eligibility and vesting under Buyer’s savings plan(s). In the case of Union Employees, Buyer will make or cause the applicable Acquired Company to make all required contributions under Buyer’s savings plan(s), if any, as required under any applicable collective bargaining agreement. Seller shall assume sole sponsorship of the Knight Ridder 401(k) Plan and shall retain all assets and liabilities thereunder except to the extent such assets are otherwise rolled over into an account or accounts under a 401(k) savings plan maintained by Buyer or an Acquired Company or any of their affiliates.

7.6 Post-Retirement Benefit Liabilities. Until December 31, 2006, Buyer shall assume responsibility for providing, and shall continue to provide, post-retirement medical and life insurance benefits on terms and conditions substantially equivalent in duration, scope, value, participant cost sharing, vesting and otherwise to those in effect on the Closing Date (in no event shall this prevent Buyer from modifying the benefits so long as they are reasonably equivalent in the aggregate) with respect to:

(a) Business Employees (including Union Employees other than Union Employees covered by a multiemployer welfare benefit plan in accordance with the applicable collective bargaining agreement) who have retired on or prior to the Closing Date and are receiving or entitled to receive post-retirement medical and life insurance benefits; and

(b) Acquired Employees (including Union Employees other than Union Employees covered by a multiemployer welfare benefit plan in accordance with the applicable collective bargaining agreement) who have satisfied the eligibility requirements for post-retirement medical and life insurance benefits as of the Closing Date and subsequently become entitled to receive such benefits.

Buyer shall have the right to modify, reduce or eliminate such benefits after December 31, 2006 except that for any retiree who retired prior to December 31, 1993, Buyer shall continue post retirement medical and life insurance benefits on terms and conditions no less favorable in duration, scope, value, participant cost sharing, vesting and otherwise than those in effect immediately prior to the Closing. Buyer acknowledges that Seller retains certain discretion under the Merger Agreement as to the provision of such benefits (for example, Seller may provide benefits at a level only substantially equivalent in the aggregate to those benefits provided to Seller retirees).

7.7 Vacation. Except as may otherwise be required by law, effective as of the Closing Date, Buyer shall assume Seller’s liability for all accrued, but unpaid vacation time of Acquired Employees to the extent such liability is not already a liability of an Acquired Company.

7.8 WARN Act. Buyer and Seller shall cooperate with each to provide any notice required under the WARN Act or similar local laws, and Buyer shall provide Seller with all information required to issue such notices required prior to the Closing.

7.9 Cooperation. Upon request, Seller shall provide Buyer, and Buyer shall provide Seller, such documents, data and information as may reasonably be necessary to implement the provisions of this Article 7 and to administer their respective benefit plans.

7.10 Post-Closing Date Participation. Seller acknowledges that as of the Closing Date, Business Employees shall no longer be eligible to actively participate in the Benefit Plans listed on Section 2.2(c)(i) of the Seller Disclosure Schedule except to the extent required by Law or until such time (following the Closing) as a Business Employee becomes an employee of Seller. Nothing in this Section 7.10 shall otherwise affect or reduce the accrued benefits as of the Closing Date of Business Employees under such Benefit Plans.

7.11 General. Nothing in this Article 7 or elsewhere in this Agreement shall be construed as (a) conferring any legal rights upon any Acquired Employee for continuation of employment by Buyer or its affiliates, (b) requiring Buyer to implement, or limiting the rights of Buyer to amend or discontinue, any fringe benefit plan, program or practice or any other employee benefit plan of any nature whatsoever, except as expressly provided otherwise in this Article 7 or (c) conferring upon any Acquired Employee any rights or remedies under this Agreement (including under this Article 7).

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS

8.1 Conditions to Each Party’s Obligation. The respective obligation of each party to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a) HSR Act. The waiting period (and each extension thereof, if any) under the HSR Act applicable to the transactions contemplated under this Agreement shall have terminated or expired.

(b) No Injunction. No temporary or permanent injunction or other order issued by any court of competent jurisdiction prohibiting consummation of the transactions contemplated under this Agreement shall be in effect.

(c) No Proceedings. At the Closing, there shall not be instituted or pending any action or proceeding in which any Governmental Entity of competent jurisdiction seeks to make any of the material transactions contemplated hereby illegal or otherwise restrain in any material respect or prohibit consummation of any of the material transactions contemplated hereby.

(d) Merger. The Merger shall have been consummated.

8.2 Conditions to Obligations of Buyer. Buyer’s obligation to purchase the Shares and the Acquired Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a) Accuracy of Representations. The representations and warranties of Seller set forth in Articles 3 and 4 of this Agreement (i) which are qualified by a “Business Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) which are not qualified by a “Business Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Business Material Adverse Effect; provided, however, that with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period, and Buyer shall have received a certificate to such effect, signed on behalf of Seller by its chief executive officer or its chief financial officer.

(b) Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects. Buyer shall have received a certificate to such effect, signed on behalf of Seller, by its chief executive officer and its chief financial officer.

(c) Business Material Adverse Effect. Since December 25, 2005, no change, occurrence or development shall have occurred and be continuing that constitutes a Business Material Adverse Effect, and Buyer shall have received a certificate to such effect, signed on behalf of Seller by its chief executive officer and its chief financial officer.

(d) Financing. Buyer shall have received gross proceeds aggregating $45.0 million from the debt financing arrangements contemplated by the Financing Commitment Letter on terms and conditions as set forth in the Financing Commitment Letter or upon terms and conditions which are, in the reasonable judgment of Buyer, at least as favorable to Buyer as the terms and conditions set forth in the Financing Commitment Letter.

8.3 Conditions to Obligations of Seller. The obligations of Seller to sell the Shares and the Acquired Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

(a) Accuracy of Representations. The representations and warranties of Buyer set forth in Article 5 of this Agreement (i) which are qualified by the words “materially impair or delay the consummation of the transactions contemplated hereby” shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) which are not qualified by the words “materially impair or delay the consummation of the transactions contemplated hereby” shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not materially impair or delay the consummation of the transactions contemplated hereby; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) and (ii) as applicable) only as of such date or period, and Seller shall have received a certificate to such effect, signed on behalf of Buyer by an executive officer.

(b) Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects. Seller shall have received a certificate to such effect, signed on behalf of Buyer by an executive officer.

ARTICLE 9

TERMINATION

9.1 Termination. Upon any termination of the Merger Agreement, without any action of Buyer or Seller, this Agreement shall immediately terminate. In addition, this Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Seller and Buyer;

(b) by any of Seller or Buyer if any Governmental Entity shall have issued an order, decree or ruling permanently enjoining or prohibiting the consummation of the transactions contemplated under this Agreement and such order, decree or ruling shall have become final and nonappealable (but only if the party seeking to terminate pursuant to this clause (b) shall have used commercially reasonable efforts to oppose and remove such order, decree or ruling);

(c) by Seller or Buyer if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the later of October 31, 2006 or the date that is 60 days after the closing of the Merger, or such later date as Seller and Buyer may agree upon (the “End Date”);

(d) by Seller, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 8.3(a) or 8.3(b) that cannot be cured by the End Date, provided Seller shall have given Buyer written notice, delivered at least thirty (30) days prior to such termination, notifying Buyer of such breach or failure to perform; and

(e) by Buyer, if Seller shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 8.2(a) or 8.2(b) that cannot be cured by the End Date, provided Buyer shall have given Seller written notice, delivered at least thirty (30) days prior to such termination, notifying Seller of such breach or failure to perform.

9.2 Effect of Termination. If this Agreement is terminated under Section 9.1, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Seller or Buyer, other than the provisions of Section 4.4, Section 5.4, Section 6.3(b), this Section 9.2 and Article 11. Notwithstanding the foregoing, if (but only if) the Merger is consummated, nothing in this Section 9.2 shall relieve Buyer or Seller for any willful breach of such party’s representations, warranties, covenants or agreements in this Agreement.

ARTICLE 10

INDEMNIFICATION; REMEDIES

10. 1 Survival. All representations and warranties contained herein and in any Ancillary Agreements, and all representations and warranties contained in the certificates delivered pursuant to this Agreement or any Ancillary Agreement shall survive the Closing through March 31, 2007 (the “Survival Period”) except that the representations and warranties contained in Sections 4.2(a), 4.2(b), 4.4, 4.5(a), 5.2(a), 5.2(b), 5.4 and 5.6 shall survive the Closing indefinitely; provided, however, that any obligations under Sections 10.2(ii) and 10.3(ii) shall not terminate with respect to any Losses as to which the person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification and the section or sections of this Agreement providing for such indemnification) to the Indemnifying Party (as defined below) in accordance with Section 10.4 before the termination of the Survival Period.

10.2 Indemnification by Buyer. Subject to Sections 10.1 and 10.7, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its affiliates and their respective stockholders, officers, directors, employees, affiliates, agents and Representatives (collectively, the “Seller Indemnified Parties”), from and against all judgments, settlements, demands, claims, actions or causes of action, deficiencies, assessments, Liabilities, losses, damages (whether direct or indirect, incidental or consequential), interest, fines, penalties, costs and expenses (including, without limitation, reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions or causes of action, suits, proceedings, deficiencies, assessments, judgments or appeals, and in seeking indemnification therefor pursuant to this Section 10.2) (collectively, “Losses”) arising out of, resulting from, related to or associated with (i) any and all of the Assumed Liabilities, (ii) the breach of any of the representations and warranties of Buyer contained in this Agreement or the Buyer Closing Certificates and (iii) the breach of any covenant or other agreement on the part of Buyer under this Agreement.

10.3 Indemnification by Seller. Subject to Sections 10.1 and 10.7, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its affiliates and their respective stockholders, officers, directors, employees, affiliates, agents and representatives (collectively, the “Buyer Indemnified Parties”), from and against all Losses arising out of, resulting from, related to or associated with (i) any and all of the Excluded Liabilities, (ii) the breach of any of the representations and warranties of Seller contained in this Agreement or the Seller Closing Certificates and (iii) the breach of any covenant or other agreement on the part of Seller under this Agreement.

10.4 Notice and Defense of Claims. Each party entitled to indemnification under this Article 10 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claims as to which indemnity is sought, and shall permit the Indemnifying Party to assume the defense of any such claim or litigation resulting therefrom and to consent to the entry of any judgment or the entry into of any settlement with respect thereto (provided that the Indemnifying Party will not enter into any settlement with respect thereto without the consent of the Indemnified Party which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that the Indemnified Party may participate in such defense at such party’s expense; provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article 10 except to the extent that the Indemnifying Party has been adversely affected by such failure. The Indemnified Party shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and shall otherwise cooperate with the Indemnifying Party to such extent as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

10.5 Procedure for Indemnification — Third Party Claims.

(a) Promptly after receipt by an Indemnified Party of notice of the commencement of any Proceeding against it, such Indemnified Party will, if a claim is to be made against an Indemnifying Party under such Section 10.2 or Section 10.3, as the case may be, give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party’s failure to give such notice.

(b) If any Proceeding referred to in Section 10.5(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (x) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (y) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it actively and diligently conducts such defense, be liable to the Indemnified Party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification, subject to the limitations set forth in Section 10.7, (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within thirty (30) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party of such Proceeding, in each case, with the consent of the Indemnifying Party (not to be unreasonably withheld, delayed or conditioned).

10.6 Procedure for Indemnification — Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.7 Limitations on Indemnification.

(a) An Indemnifying Party shall not have any liability under Section 10.2(ii), Section 10.2(iii), Section 10.3(ii) or Section 10.3(iii) (except with regard to Buyer’s obligations to pay the Purchase Price) unless the aggregate amount of Losses incurred by the Indemnified Party and indemnifiable thereunder arising out of, resulting from, related to or associated with the breach of the representations, warranties, covenants or agreements exceeds $650,000 (Six Hundred and Fifty Thousand Dollars) (the “Basket”) and, in any event, only the aggregate amount of such Losses in excess of the Basket shall be indemnifiable hereunder.

(b) Neither Seller nor Buyer shall be required to indemnify any person under Section 10.2(ii), Section 10.2(iii), Section 10.3(ii) or Section 10.3(iii) (except with regard to Buyer’s obligations to pay the Purchase Price) for an aggregate amount of Losses exceeding $6,500,000 (Six Million Five Hundred Thousand Dollars) (the “Cap”) in connection with Losses related to the breach of any of the representations, warranties, covenants or agreements of Seller or Buyer, respectively; provided, that there shall be no Cap with respect to Losses related to the breach of any of the representations and warranties set forth in Sections 4.2(a), 4.2(b), 4.4, 4.5(a), 5.2(a), 5.2(b), 5.4 and 5.6.

(c) An Indemnifying Party shall not have any liability under Section 10.2(ii), Section 10.2(iii), Section 10.3(ii) or Section 10.3(iii) (except with regard to Buyer’s obligations to pay the Purchase Price) for any Losses unless an Indemnified Party shall have delivered to the Indemnifying Party a claim in accordance with Section 10.4 identifying such Losses (and stating in reasonable detail the basis of the claim for indemnification and the Section or Sections of this Agreement providing for such indemnification with regard to such Losses) prior to the termination of the Survival Period, provided, that the provisions of this Section 10.7(c) shall not apply to Losses related to the breach of any of the representations and warranties set forth in Sections 4.2(a), 4.2(b), 4.4, 4.5(a), 5.2(a), 5.2(b), 5.4 and 5.6.

(d) For purposes of indemnification under Section 10.2(ii), Section 10.2(iii), Section 10.3(ii) or Section 10.3(iii), except for indemnification for matters addressed by Sections 4.2(a), 4.2(b), 4.4, 4.5(a), 5.2(a), 5.2(b), 5.4 and 5.6, qualifications in the representations, warranties, covenants and agreements contained in this Agreement as to “materiality” or “Business Material Adverse Effect” shall be given no effect in determining the amount of any Loss incurred as a result of breach of a representation, warranty, covenant or agreement in this Agreement. For the avoidance of doubt, such qualifications shall be given effect in determining whether or not a breach of any such provisions has occurred.

(e) No Loss arising from a liability reflected on the Statement of Working Capital (as adjusted pursuant to any disputes) shall be subject to indemnification pursuant to Section 10.3.

(f) Notwithstanding anything to the contrary contained herein, if any Buyer Indemnified Party is entitled to indemnification under Section 10.3(ii) or 10.3(iii) such Buyer Indemnified Party shall be entitled to such indemnification in accordance with this Article 10 notwithstanding its assumption of the Assumed Liabilities and obligations under Section 10.2(i) and notwithstanding anything to the contrary in any Ancillary Agreement; provided, however, in no event shall any Buyer Indemnified Party be entitled to any duplicative recovery for such items, pursuant to Section 10.3(i) or otherwise.

10.8 Exclusive Remedy. Subject to the applicability of Section 6.5 and Article 9, except for remedies that cannot be waived as a matter of Law, including, without limitation, claims under applicable state and federal securities laws and claims for fraud and except for covenants contained herein which by their terms are to be performed at or after the Closing and Section 11.1, if the Closing occurs, the indemnification obligations under this Article 10 shall be the sole and the exclusive remedy of the parties hereto with respect to any breach of any representation, warranty, covenant or agreement under this Agreement by any party hereto or any certificate delivered in connection herewith, except that, subject to Article 9, nothing herein or in any such certificate shall be construed or interpreted as limiting or impairing the rights or remedies that the parties hereto may have at equity for injunctive relief or specific performance.

ARTICLE 11

GENERAL PROVISIONS

11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses (including those of its respective Subsidiaries) incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereunder, including all fees and expenses of agents, Representatives, counsel, and accountants incurred prior to Closing. Buyer will pay the HSR Act filing fee for the transactions contemplated hereby. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party.

11.2 Notices. All notices, requests, claims and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

(a)	If to Seller, to

The McClatchy Company
2100 Q Street
Sacramento, CA 95816
	Attention:	Gary Pruitt
President and Chief Executive Officer
	Phone:	(916) 321-1000
	Telecopy:	(916) 326-5586

With a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304

	Attention:	Larry W. Sonsini, Esq.
Katharine A. Martin, Esq.
	Phone:	(650) 493-9300
	Telecopy:	(650) 493-6811

(b)	If to Buyer, to:

Wilkes-Barre Publishing Company, Inc.
c/o HM Capital Partners, LLC
200 Crescent Court, Suite 1600
Dallas, Texas 75201
	Attention:	Peter Brodsky
	Phone:	(214) 740-7300
	Telecopy:	(214) 720-7888

With a copy to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
	Attention:	Glenn D. West, Esq.
	Phone:	(214) 746-7780
	Telecopy:	(214) 746-7777

11.3 Certain Definitions. For purposes of this Agreement:

(a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

(b) References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(c) References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

(d) References in this Agreement to “knowledge” shall mean (i) with respect to Buyer, the actual knowledge of Peter Brodsky or John Park and (ii) with respect to Seller, the actual knowledge of the individuals listed on Section 11.3(d) of the Seller Disclosure Schedules and (iii) with respect to Knight Ridder, the actual knowledge of Art Brisbane, Mary Jean Connors, Gary Effren, Larry Marbert (with respect to Section 3.6 only), P. Anthony Ridder, Steven Rossi, Hilary Schneider, Karen Stevenson, Alice Wang and Gordon Yamate.

(e) References in this Agreement to “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York or California are authorized by law or executive order to be closed.

(f) References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

11.4 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Disclosure Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”

11.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

11.6 Entire Agreement; Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement (and supersede each prior agreement and understanding, whether written or oral) among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any person other than the parties hereto. The rights of Buyer Indemnified Parties and Seller Indemnified Parties under Article 10 may be asserted by Buyer and Seller, respectively.

11.7 Governing Law. This Agreement shall be governed by; and construed in accordance with, the laws of the State of Delaware regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.8 Assignment. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, provided that prior to the Closing Date, Buyer may elect to have a Subsidiary that is directly or indirectly wholly-owned by Buyer acquire the Shares and the Acquired Assets and assume the Assumed Liabilities, but in each case only if such Subsidiary becomes a party to this Agreement and agrees to be bound by the representations, warranties, covenants and obligations herein and Buyer guarantees such Subsidiary’s obligations herein and provided that no such election shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence of this Section 11.8, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective legal successors and permitted assigns.

11.9 Nondisclosure. Except as may be required by applicable Law or the requirements of the New York Stock Exchange, for a period of three (3) years following the Closing, Seller will (and will cause its Subsidiaries to) take commercially reasonable steps comparable to those steps Seller takes with regard to its own similar confidential information to protect the confidentiality of all confidential information related to the Business in the possession of Seller and its Subsidiaries (other than information which is or becomes known to the public other than through a breach of this Section 11.9 by Seller).

11.10 Amendments; Waiver. This Agreement may not be amended or modified except by written agreement of the parties hereto. No breach of any covenant, agreement, representation or warranty made herein shall be deemed waived unless expressly waived in writing by the party who might assert such breach.

11.11 Enforcement. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms or were otherwise breached. Each party shall be entitled to injunctive relief to prevent any breach of this Agreement and to enforce this Agreement specifically in any court of the State of Delaware or any court of the United States located in the State of Delaware (in addition to any other remedy to which such party is entitled at law or in equity). In addition, each party hereby:

(a) submits itself to the personal jurisdiction of (i) the courts of the State of Delaware; and (ii) the United States District Court for the District of Delaware with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute;

(b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and

(c) agrees that it will not bring any action relating to this Agreement (or any transactions contemplated by this Agreement) in any court other than such courts referred to above.

11.12 Non-Recourse

(a) Except as set forth in Sections 6.3(b) and 11.13, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Buyer or its Affiliates shall have any liability for any obligations or liabilities of Buyer under this Agreement or the Ancillary Agreements of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

(b) No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller or its Affiliates shall have any liability for any obligations or liabilities of Seller under this Agreement or the Ancillary Agreements of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

11.13 HM Capital Equity Funding. HM Capital hereby guarantees to Seller, subject to the satisfaction, prior to or at Closing, of each of the conditions to Closing set forth in Section 8.2, that on the Closing Date, Buyer will be provided an amount of cash equal to that portion of the Purchase Price not committed to be funded pursuant to the Financing Commitment Letter.

11.14 Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WILKES-BARRE PUBLISHING COMPANY, INC.

By:	/s/ Peter S. Brodsky
Name:	Peter S. Brodsky
Title:

THE MCCLATCHY COMPANY

By:	/s/ Patrick J. Talamantes
Name:	Patrick J. Talamantes
Title:	VP/Finance & CFO

HM CAPITAL PARTNERS, LLC
(solely for the purposes of Sections 6.3(b) and 11.13)

By:	/s/ Peter S. Brodsky
Name:	Peter S. Brodsky
Title:

[Signature page to Stock and Asset Purchase Agreement]

EXHIBIT A

Bill of Sale

A-1

EXHIBIT B

Assignment and Assumption Agreement

B-1

EXHIBIT C

Real Property Deed

C-1

EXHIBIT D

Transition Services Agreement

D-1

EXHIBIT E

LLC Bill of Sale and Assignment and Assumption Agreement